SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AGNC Investment Corp.

(Name of Registrant as Specified in its Charter)

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AGNC INVESTMENT CORP.

NOTICE OF 2020 ANNUAL MEETING OF

STOCKHOLDERS TO BE HELD ON APRIL 23, 2020

DATE AND TIME:	Thursday, April 23, 2020, at 9:00 a.m., Eastern Time

PLACE:	Hyatt Regency Bethesda, 7400 Wisconsin Avenue, Bethesda, Maryland 20814

ITEMS OF BUSINESS:	1)	To elect the Board of Directors, with each director serving a one-year term and until his or her successor is elected and qualified;

	2)	To consider and vote upon an amendment to our Amended and Restated Certificate of Incorporation to increase the total authorized number of shares of common stock from 900,000,000 to 1,500,000,000;

	3)	To approve an advisory resolution on executive compensation;

	4)	To consider and vote upon the ratification of the appointment of Ernst & Young LLP to serve as our independent public accountant for the year ending December 31, 2020; and

	5)	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

In addition, there will be a presentation on our business, and stockholders will have an opportunity to ask questions.

WHO CAN VOTE:	You are entitled to notice of, and to vote at, the Annual Meeting and any postponement or adjournment of the Annual Meeting if you were a common stockholder of record at the close of business on February 24, 2020.

VOTING:	Your vote is important, and we urge you to vote. You may vote in person at the Annual Meeting, or authorize a proxy to vote, by telephone, through the internet, or by mailing your completed proxy card (or voting instruction form, if you hold your shares through a broker, bank, or other nominee). See Question 6 of “Questions and Answers About the 2020 Annual Meeting and
Voting” in the accompanying proxy statement for additional information regarding voting.

MEETING ADMISSION:	If you wish to attend the Annual Meeting in person, we request that you register in advance with our Investor Relations department by following the instructions set forth in response to
Question 14 of “Questions and Answers About the 2020 Annual Meeting and Voting” in the
accompanying proxy statement.

DATE OF DISTRIBUTION:	This notice, the proxy statement, the accompanying proxy card, and our annual report to stockholders, which includes our annual report on Form 10-K with audited financial statements for the year ended December 31, 2019, are first being sent to our common stockholders on or about , 2020.

BY ORDER OF THE BOARD OF

DIRECTORS,

Kenneth L. Pollack

Senior Vice President and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 23, 2020

This proxy statement and our annual report to stockholders, which includes our annual report on Form 10-K for the fiscal year ended December 31, 2019, are available free of charge on the internet at www.AGNC.com/2020proxymaterials.

AGNC INVESTMENT CORP. AT A GLANCE

PROXY SUMMARY

Items to Be Voted

Proposal	Board Recommendation	Page
Proposal 1: Election of Directors	FOR	14

Proposal 2: Amendment to our Amended and Restated Certificate of Incorporation	FOR	21

Proposal 3: Advisory Resolution on Executive Compensation	FOR	24

Proposal 4: Ratification of Appointment of Independent Public Accountant	FOR	25

AGNC INVESTMENT CORP. AT A GLANCE

AGNC Investment Corp. (“AGNC,” the “Company,” “we,” “our,” and “us”) is an internally-managed real estate investment trust (“REIT”) that invests primarily in residential mortgage-backed securities for which the principal and interest payments are guaranteed by a U.S. Government-sponsored enterprise (“GSE”) or a U.S. Government agency (referred to as “Agency” securities). We also invest in other types of mortgage and mortgage-related residential and commercial mortgage-based securities where repayment of principal and interest is not guaranteed by a GSE or other U.S. Government agency and in other investments in, or related to, the housing, mortgage, or real estate markets. AGNC provides an important source of private capital to the U.S. housing market. AGNC’s internal management structure, Agency MBS investment focus, and scale are significant differentiators relative to other potential comparative public companies.

(1)	Data as of December 31, 2019.

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AGNC INVESTMENT CORP. AT A GLANCE

Industry-Leading Performance

AGNC combines a track-record of strong financial performance with the lowest operating cost structure in the residential mortgage REIT industry. We have generated strong returns since our initial public offering (“IPO”), outperforming residential mortgage REIT peers and the broader market utilizing our active portfolio management strategy. This active portfolio management strategy is comprised of three critical components: prudent asset selection, dynamic funding and liability management, and disciplined risk management. In addition, our low-cost operating structure—the lowest among residential mortgage REITs as a percentage of stockholders’ equity—provides an inherent benefit to our performance relative to our higher cost peers.

From our May 2008 IPO through December 31, 2019, AGNC has declared $9.6 billion in common stock dividends, or $41.32 per common share, and has generated an annualized total stock return of 14.9%, compared to 7.7% for the Bloomberg Mortgage REIT Index, 5.3% for the S&P 500 Financials Index and 9.7% for the S&P 500. AGNC generated strong returns for stockholders in 2019, with an economic return of 18.7% and a total stock return of 13.3%.

(1)

Stock return is measured from AGNC’s IPO through December 31, 2019. Total stock return over a period includes price appreciation and dividend reinvestment; dividends are assumed to be reinvested at the closing price of the security on the ex-dividend date. Source: S&P Global Market Intelligence and Bloomberg.

Qualified Leadership

The AGNC management team is led by Gary Kain, our Chief Executive Officer and Chief Investment Officer, and includes a broad mix of mortgage investment experts and industry thought leaders. This management team has a strong track record of success, as reflected in our outperformance since our IPO. Additionally, we recognize the importance of strong independent leadership on our Board of Directors (the “Board”) and believe that separating the positions of Chair and CEO is the best corporate governance leadership structure for us at this time. Prue Larocca, an independent director, serves as our Board Chair.

AGNC’s Board is currently comprised of seven members, including six independent directors, whose diverse range of experience and backgrounds makes them highly qualified to oversee our strategy, operations,

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AGNC INVESTMENT CORP. AT A GLANCE

and risk management. We evaluate our Board’s backgrounds, skill sets, experience, and diversity on an ongoing basis, including as part of our annual evaluation process, to ensure they align with the Company’s go-forward strategy. In September 2019, we increased the size of our Board with the appointment of independent directors Frances Spark and John Fisk. Ms. Spark and Mr. Fisk bring additional expertise in public company accounting, risk management, the U.S. housing sector, and human capital management to our Board.

Director Nominees

			Committee
Name	Director Since	Independent	Executive	Audit	Compensation & Corporate Governance
Prue B. Larocca (Independent Chair)	2013	✓	Chair	✓	✓
Donna J. Blank	2018	✓	✓	Chair
Morris A. Davis	2008	✓			Chair
John D. Fisk	2019	✓			✓
Gary D. Kain (CEO)	2016		✓
Paul E. Mullings	2016	✓		✓
Frances R. Spark	2019	✓		✓

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AGNC INVESTMENT CORP. AT A GLANCE

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AGNC INVESTMENT CORP. AT A GLANCE

Strong Stockholder Focus

Our internal management structure provides us a differentiated platform that is closely aligned with stockholder interests. We stand out among mortgage REITs for our transparency, focus on financial disclosure, and our high-quality governance and compensation practices.

Stockholder Engagement

Consistent with our focus on and commitment to our stockholders, we actively engage with and value the opinions of our stockholders, which have influenced the continuing evolution of our compensation program and corporate governance practices. Following our 2019 annual meeting, we continued our extensive stockholder engagement, which included participation by our independent Board chair and the chair of our Compensation and Corporate Governance Committee (the “Compensation Committee”).

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AGNC INVESTMENT CORP. AT A GLANCE

We sought meetings with institutional stockholders holding 84% of our institutionally-held common stock and comprising 57% of our outstanding common stock. We ultimately had conversations with investors holding 43% of our institutionally-held common stock and 29% of our total outstanding common stock in addition to meeting with proxy advisory firms. We engaged with our retail investors, who own 31% of our outstanding common stock, at their request and as facilitated through collaboration with our proxy solicitor.

Our Board was particularly focused on investor feedback regarding our executive compensation program as we continue to work to increase stockholder satisfaction and support for it. During our Fall 2019 stockholder outreach efforts, investors generally expressed strong support for the direction of our compensation program given the changes implemented in 2019 and the program’s evolution since we internalized our management in July 2016 (the “Internalization”). In addition to reviewing the steps we have taken to address the major concerns expressed previously by our stockholders, we also discussed their thoughts and questions on other aspects of our program and additional topics for consideration and continued evaluation, including our Board refreshment efforts and our corporate governance practices.

The following table provides an overview of the common themes and areas of feedback that emerged during these conversations and describes the changes we have implemented as a direct response to concerns voiced by our stockholders. Further discussion of our stockholder engagement is included on pages 36 through 38, and recent changes to our compensation program are discussed on pages 43 and 52 of this proxy statement.

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AGNC INVESTMENT CORP. AT A GLANCE

Common Themes and Feedback from our Stockholder Engagement

What We Heard	How We Addressed
Desire to better understand rationale for including economic return as a metric in both short- and long-term incentives	Provided enhanced disclosure in the proxy statement regarding the elements of our scorecard and the overlap of certain financial metrics (see pages 45-46).
Desire to better understand how performance metrics are set

Disclosed that performance measures continue to be evaluated annually. Certain performance metrics were made more challenging in 2019 and 2020 with greater weight assigned to financial performance in the annual corporate performance scorecard starting in 2019 (see page 44).

Preference for a greater portion of all NEO compensation to be allocated to incentive compensation and, within that component, a greater portion in the form of performance-based incentive awards

Made compensation adjustments for all NEOs other than the CEO for 2020 such that more than 87% of total target compensation for our NEOs will be incentive-based.

These changes for 2020 build on changes made to our CEO’s pay mix in 2019 such that 56% of his target compensation is in long-term incentives (“LTI”) and 67% of his LTI is performance-based.

Inquired about the pay gap between the CEO and other NEOs	Adjustments to NEO compensation opportunities for 2020 narrow the pay gap among our CEO and other NEOs (see page 52).
Discussion regarding the quantum of CEO compensation and the relationship of quantum and pay mix

Additional disclosure in the proxy statement regarding peer compensation practices and our performance-based compensation program. CEO target compensation in 2019 was over 93% at risk compensation, including 67% of LTI in the form of performance-based RSUs.

Desire to better understand AGNC’s business, peer construction, and industry

Continually evaluate and revise disclosures in our proxy statement, our public filings, and on our website to provide stockholders with clear and relevant information on our business, value proposition, and investment strategy.

Discussion regarding the size and composition of AGNC’s Board of Directors	Two new independent directors appointed in 2019 supplement the skills and experience and further enhance the diversity of our Board

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AGNC INVESTMENT CORP. AT A GLANCE

Executive Compensation Program Overview and Evolution

Philosophy and Structure

Following our Internalization in July 2016 through the acquisition of the parent of our external manager from American Capital, Ltd. (“American Capital”), our Compensation Committee implemented a compensation program that aligns executive compensation to our stockholders and our financial and strategic objectives, is highly incentive-based, fully transparent, reduces operating expenses through elimination of management fees, and is competitive given AGNC’s size, scale, and management structure.

We compensate our named executive officers (“NEOs”) through a combination of base salary, short-term incentives in the form of an annual cash bonus, and long-term equity incentives in the form of performance-based restricted stock units (“RSUs”) and time-based RSUs. Since our Internalization, the composition of our NEOs’ total target compensation has shifted significantly, with a greater emphasis on performance-based compensation and long-term equity. In 2019, 86% of average NEO target compensation was incentive-based, compared to 76% in 2017 and 82% in 2018 for our current NEOs. With the changes to NEO compensation in 2020, 87% of average NEO target compensation is now incentive-based.

Compensation Changes and Program Enhancements

As part of its ongoing evaluation of our compensation practices and in response to feedback we heard from stockholders during our outreach efforts since the Internalization, the Compensation Committee has made a number of meaningful changes to our compensation program and the corporate scorecard used to evaluate performance, including the following:

•

Amended employment contracts that were inherited as part of the Internalization to align NEO interests with those of our stockholders by shifting compensation towards incentive-based compensation with an emphasis on performance-based awards and away from ties to assets under management.

•	Restructured our CEO’s target compensation to significantly reduce base salary and annual bonus and reallocated compensation to long-term equity awards, 67% being performance-based.

•

Revised the target compensation provided to our other NEOs to increase incentive-based compensation as a percentage of total compensation, with at least 50% of long-term incentive awards being performance-based.

•	Simplified our corporate scorecard and increased the percentage weighting assigned to the financial metrics.

•	Increased the level of challenge of the financial metrics included in our corporate scorecard and performance-vesting RSUs.

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AGNC INVESTMENT CORP. AT A GLANCE

The following graphic illustrates the shift in our CEO’s total compensation at target since our Internalization, with a greater emphasis on long-term equity and performance-based compensation.

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Proxy Summary	i
Board and Governance Matters	1
Board Leadership Structure	1
Corporate Governance	1
Committees of the Board of Directors	2
Board and Committee Meetings	3
Director Nomination Process	4
Board Membership Criteria	4
Oversight of Strategy and Key Risks	5
Corporate Responsibility	7
Director Compensation	9
Stock Ownership Guidelines	11
Director Resignation Policy	11
Certain Transactions with Related Persons	12
Compensation Committee Interlocks and Insider Participation	13
Proposal 1: Election of Directors	14
Summary of our Board’s Industry and Functional Expertise	14
Director Nominee Biographies and Qualifications	15
Conclusion and Recommendation; Vote Required	20
Proposal 2: Approval of the Amendment to Our Amended and Restated Certificate of Incorporation to Increase the Authorized Number of Shares of Common Stock	21
General Information	21
Background and Rationale	21
Potential Effect	22
Conclusion and Recommendation; Vote Required	23
Proposal 3: Advisory Resolution on Executive Compensation	24
General Information	24
Conclusion and Recommendation; Vote Required	24
Proposal 4: Ratification of Appointment of Independent Public Accountant	25
Independent Public Accountant’s Fees	25
Pre-Approval Policy	26
Conclusion and Recommendation; Vote Required	26
Report of the Audit Committee	27
Use of Report of the Audit Committee	27
Executive Officers	28
Executive Officer Biographies	28

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BOARD AND GOVERNANCE MATTERS

BOARD AND GOVERNANCE MATTERS

Our Board is currently comprised of six independent directors and our CEO. The following table sets forth the current members of our Board and their committee membership:

Name	Director Since	Executive	Audit(1)	Compensation & Corporate Governance(2)
Prue B. Larocca* (Board Chair)	2013	Chair	✓	✓
Donna J. Blank*	2018	✓	Chair
Morris A. Davis*	2008			Chair
John D. Fisk*	2019			✓
Gary D. Kain	2016	✓
Paul E. Mullings*	2016		✓
Frances R. Spark*	2019		✓

*	Director is “independent” as defined in Rule 5605(a)(2) of The Nasdaq Listing Rules (the “Nasdaq rules”).
(1)

Each member of the Audit Committee is “independent” as defined in Rules 5605(a)(2) and 5605(c)(2) of the Nasdaq rules and Rule 10A-3 of the Securities Exchange Act of 1934 as amended (the “Exchange Act”). The Board has determined that Mss. Blank and Spark are each an “audit committee financial expert” (as defined in Item 407 of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”)).

(2)	Each member of the Compensation and Corporate Governance Committee is “independent” as defined in Rules 5605(a)(2) and 5605(d)(2) of the Nasdaq rules.

Board Leadership Structure

Ms. Larocca has served as our Chair and lead independent director since May 2016, and Mr. Kain has served as our Chief Executive Officer since March 2016. We recognize the importance of strong independent leadership on our Board and believe that separating the positions of Chair and Chief Executive Officer is the best corporate governance leadership structure for us at this time. Our Board has determined that all of the current directors, except Mr. Kain, are “independent” as defined in the Nasdaq rules.

It is our Board’s policy as a matter of good corporate governance to have our independent directors meet regularly without members of management or employee directors present to facilitate the Board’s effective independent oversight of management. Presently, our independent directors meet during our Board’s quarterly in-person meetings and may hold additional meetings at the request of the Chair or any other independent director.

Each of our Board’s Audit Committee and Compensation Committee is composed entirely of independent directors. These independent committees of our Board also have the authority under their respective charters to hire independent advisors and consultants, at the Company’s expense, to assist them in performing their duties. A majority of our Board’s Executive Committee also consists of independent directors.

Corporate Governance

Our Board has developed strong corporate governance practices, which are memorialized in our Corporate Governance Guidelines, to support its oversight responsibilities. These guidelines, together with our Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”), Third Amended and Restated By-laws, as amended (our “By-laws”), and committee charters of the Audit Committee and the Compensation Committee, form the basis for performance of our governance activities. All of these documents are available in the Investors section of our website at www.AGNC.com.

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BOARD AND GOVERNANCE MATTERS

CORPORATE GOVERNANCE HIGHLIGHTS

•	Annual election of directors
•	Directors elected by majority voting, with a resignation policy for directors who do not receive a majority support
•	Four of seven directors are gender or ethnically diverse
•	Chair is independent
•	All directors serve on two or fewer public company boards
•	Two new independent directors appointed in 2019
•	Regular meetings of independent directors without members of management
•	Stock ownership guidelines for directors and executive officers
•	Stockholder engagement program, including participation by independent directors
•	Anti-hedging and pledging policy for directors and executive officers
•	Clawback policy for compensation
•	No stockholder rights plan or “poison pill”
•	Comprehensive Code of Ethics and Conduct and Corporate Governance Guidelines
•	Annual board and committee self-evaluations
•	100% attendance at 95% of our Board and committee meetings in 2019
•	Membership in the National Association of Corporate Directors (the “NACD”), a leading authority on corporate boardroom and governance practices

Committees of the Board of Directors

Our Board’s principal standing committees and their primary functions are described below.

Executive Committee

This committee has the authority to exercise all powers of the Board except for actions that must be taken by the full Board under Delaware law, our Certificate of Incorporation, or By-laws.

Audit Committee

This committee assists the Board in overseeing:

•	our accounting and financial reporting processes;
•	the integrity and audits of our financial statements;
•	the adequacy of our internal controls over financial reporting, including controls relating to the preparation of our financial statements;
•	our internal audit department and their annual scope of work;
•	cybersecurity and other risks to information technology systems;
•	our compliance with legal and regulatory requirements;
•	compliance with our Code of Ethics and Conduct (“Code of Ethics”);
•	the qualifications and independence of our independent registered public accounting firm; and
•	the performance of our independent registered public accounting firm and any internal auditors.

The Audit Committee is also responsible for engaging an independent registered public accounting firm, reviewing the plans and results of the audit engagement with the independent registered public accounting firm, approving professional services provided by the independent registered public accounting firm, and considering

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the range of audit and non-audit fees. The committee’s meetings include, whenever appropriate, executive sessions with our independent external auditors, without the presence of management.

Compensation and Corporate Governance Committee

This committee’s principal functions are to:

•	oversee and review our compensation practices with respect to our executive officers, employees, and members of the Board and make recommendations to the Board on these matters;
•	set the terms of employment of our executive officers and recommend CEO compensation decisions for approval by all of the independent directors on our Board;
•	administer our equity and incentive plans to the extent delegated authority by the Board;
•	provide general oversight of our compensation structure, including any compensation plans;
•	regularly evaluate and report to the Board on executive and director succession plans;
•	identify and engage in leadership development opportunities for management and the Board;
•	monitor and facilitate our governance, including membership of the Board and operations pursuant to our Corporate Governance Guidelines;
•	review and evaluate the sufficiency of our Code of Ethics;
•	oversee evaluation of our CEO and other executive officers; and
•	produce a report on executive compensation required to be included in our proxy statement for our annual meetings.

The Compensation Committee also serves as the Board’s standing nominating committee and as such performs the following functions:

•

identifying, recruiting, and recommending to the Board qualified candidates for election as directors and recommending a slate of nominees for election as directors by our common stockholders at the annual meeting of stockholders;

•	developing and recommending to the Board Corporate Governance Guidelines, including the committee’s selection criteria for director nominees;
•	recommending to the Board nominees for each committee of the Board; and
•	annually facilitating an assessment of Board, Board committee, and individual directors performance and making reports thereon to the Board.

Under its charter, the Compensation Committee has the authority to select, retain, and terminate compensation consultants. In connection with the Internalization in 2016, the Compensation Committee retained Frederic W. Cook & Co., Inc. (“FW Cook”) to assist the Compensation Committee in designing and establishing a compensation structure. Since that time, the Compensation Committee has engaged FW Cook on an annual basis to advise on and assist with the review and evaluation of executive compensation and compensation of our non-employee directors.

Board and Committee Meetings

Under our By-laws and Delaware law, the Board and its committees are permitted to take actions at regular or special meetings and by written consent. The Board generally holds regular quarterly meetings and meets on other occasions as necessary. The Board held 10 regular and special meetings during 2019. In addition, the independent directors met separately in executive sessions to discuss various matters, including our performance and the performance of our Chief Executive Officer and other executive officers.

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BOARD AND GOVERNANCE MATTERS

Each of the Audit Committee and the Compensation Committee schedules regular meetings to coincide with the quarterly in-person meetings of the Board and also meets at the request of senior management or at such other times as its Chair determines. The Chair of each Committee, in consultation with our Secretary, sets the agendas for the meetings. Each committee reports to the Board on its activities at the next regularly scheduled Board meeting following its committee meetings and when appropriate. During 2019, the Audit Committee held five meetings, and the Compensation Committee held six meetings.

Each of our independent directors attended all of the meetings of the Board and committees on which he or she served in 2019 with the exception of one independent director who was unable to attend one special meeting of the Board. Although we do not have a policy on director attendance at the Annual Meeting, directors are encouraged to attend, and each of our directors who was on the Board at that time attended the 2019 Annual Meeting in person.

Director Nomination Process

Nominations for election to the Board may be made by the Compensation Committee or by any common stockholder entitled to vote for the election of directors. Candidates recommended by common stockholders will be evaluated by the Compensation Committee under the same criteria that are applied to other candidates.

Board Membership Criteria

The Compensation Committee endeavors to identify, recruit, and nominate candidates based on the following eligibility and experience criteria: a candidate’s integrity and business ethics, strength of character, judgment, experience, and independence, as well as factors relating to the composition of the Board, including its size and structure, the relative strengths and experience of current directors, and principles of diversity, including diversity of experience, personal and professional backgrounds, race, gender, and age.

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The Compensation Committee recognizes the importance of diverse viewpoints, experience, and backgrounds to a well-functioning Board. Although the committee does not have formal objective criteria for diversity on our Board, it is a significant consideration, and since 2013, 67% of new director nominations have been women or minority candidates. In nominating candidates to the Board, the committee determines whether the incumbent director is willing to stand for re-election. If so, the committee evaluates his or her contributions to determine suitability for continued service, taking into consideration the Board’s criteria for candidates, the Board evaluation process, and other perceived needs of the Board. The Company maintains a corporate membership in the National Association of Corporate Directors (the “NACD”), which provides each director with access to continuing education, research materials, and publications relating to corporate governance, board leadership, and other topical information.

Oversight of Strategy and Key Risks

Our Board is responsible for the general oversight of the Company, including our strategic direction, the performance of our executive officers, and the Company’s risk management processes, to assure that the long-term interests of our stockholders are being served. In performing this oversight function, the Board, directly or through its standing committees, regularly reviews and discusses our corporate strategy and our material strategic, operational, financial, compensation, and compliance risks with senior management.

The Board receives updates at each regular meeting on the Company’s performance, market conditions, and other recent developments, including, among other things, the risks and opportunities facing us, as well as the strategies used to hedge the Company’s exposure to market risks, including interest rate, spread, prepayment, and extension risks. The Board periodically reviews and discusses with management and in executive session our strategic direction. The Board has also adopted, and regularly reviews our compliance with, various policies and procedures addressing other operational risks.

The Board has evaluated the Company’s cybersecurity posture and risk exposure with management after considering our operations and the types of data retained on our systems. Our primary business involves investment in mortgages and mortgage-related instruments. We do not currently perform mortgage servicing, maintain customer accounts, or provide any direct mortgage lending and thus we do not receive personal information on individual mortgage borrowers as part of our regular operations. The Company contracts with third-party security firms to provide threat detection and conduct annual testing on our systems. In 2019 as part of its review and evaluation of our business and the nature of related cyber threats, the Board delegated oversight of AGNC’s cybersecurity risk to the Audit Committee. In making this delegation, the Board noted that the Audit

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BOARD AND GOVERNANCE MATTERS

Committee is also responsible for oversight of information technology and data security controls related to our financial reporting, and the Audit Committee charter was amended to reflect this additional responsibility. As had been previously undertaken by the full Board, the Audit Committee reviews cybersecurity and receives reports from the Company’s Senior Vice President for Information Technology on at least an annual basis and may also receive additional updates or reports as it deems necessary.

The Board also recognizes the importance of effective executive leadership to our successful execution of strategy and promotion of an ethical and professional culture throughout our organization. The Board and the Compensation Committee are actively engaged in overseeing succession planning, including a routine review of staffing for critical roles, considering the operational needs of the Company and the potential leadership, industry knowledge, and investment skills of existing employees. Executives and other key employees in the Company are given exposure to the Board during meetings and other events to assist with their development and the Board’s evaluation. In addition, the Board receives updates on management’s strategies for recruiting, developing, and retaining outstanding personnel and minimizing employee turnover, as applicable. These strategies include the Company’s broad-based long-term incentive compensation program through which grants of RSUs are made to all employees at every level of the Company, thereby further aligning the interest of all of our employees with our stockholders.

The Board has delegated certain risk management oversight responsibility to its committees as follows:

•

Regulatory Compliance Risk: The Board, both directly and through the Audit Committee, receives regular reports from the Company’s legal, accounting, and internal audit representatives on regulatory matters, including the Company’s compliance with its REIT qualification and exemption from the Investment Company Act of 1940, and compliance with our Code of Ethics, among other regulatory compliance matters.

•

Financial and Accounting Risk: The Audit Committee oversees the Company’s management of its financial, accounting, internal controls, and regulatory compliance through regular meetings with our Chief Financial Officer, senior representatives of the Company’s accounting, tax, internal audit, and legal departments, and representatives of the Company’s independent public accountant.

•	Litigation Risk: The Compensation Committee monitors the Company’s litigation, if any.

•	Governance Risk: The Compensation Committee also oversees risks related to Board organization, membership, structure, and corporate governance.

•

Succession Planning and Human Capital Risk: The Compensation Committee is responsible for ensuring that a succession plan is in place for our executive officers and other key employees and overseeing the Company’s management and development of its human capital.

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A diagram of our Board’s allocation of risk management responsibility is as follows:

Corporate Responsibility

We understand the importance of incorporating environmental and social considerations into our business and day-to-day operations, and we appreciate the increased interest of our stockholders in these matters. We consider the interests of all our stakeholders—our stockholders, employees, lenders and other counterparties, vendors, and community—in pursuing the long-term success of our business. Additional information regarding our efforts to implement environmental and social factors in the operation of our business is available in the Corporate Responsibility section of our website at www.AGNC.com. We continue to evaluate relevant corporate sustainability reporting frameworks with a goal of adopting and implementing an appropriate reporting framework in 2020.

Social Considerations

AGNC’s primary social considerations and impacts relate to our investment activity and human capital management, both of which are critical to our success as an organization.

Investment Activity

As a provider of private capital to the U.S. housing market through our investments in residential mortgages, our business enhances liquidity in the residential real estate mortgage markets and, in turn, facilitates home ownership in the U.S. As of December 31, 2019, AGNC had $108 billion in aggregate mortgage and mortgage-related investments, representing over 1.5 million loans to homeowners. AGNC is also a substantial investor in “lower balance” and high loan-to-value (“LTV”) loans, including those originated under the Home Affordable Refinance Program (“HARP”), both of which support mortgage types that have been historically

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BOARD AND GOVERNANCE MATTERS

disfavored by mortgage originators or investors, thereby providing greater opportunities for home ownership. In aggregate, lower balance and high LTV loans, including HARP loans, constituted approximately 51%, or over $47 billion and 600,000 loans to homeowners, of our investment portfolio as of December 31, 2019.

Human Capital Management

As an employer, we have a responsibility to our most important asset, our employees. We are committed to providing our employees an engaging, supportive, and inclusive atmosphere in which to grow professionally and contribute. We are also committed to promoting equality and further increasing diversity within our workforce. We recognize the importance of ongoing communication and engagement with our employees through direct channels, facilitated by our small employee base. In addition, we provide a hotline where employees can submit claims or report suspected abuses anonymously. In the fourth quarter of 2018, we completed an anonymous employee survey, and the Company had an over 90% satisfaction rating in many areas, including AGNC’s treatment of its employees, physical working conditions, commitment to integrity, and overall culture and environment. Based on the results of this survey, our Board and management implemented a number of changes in 2019 driven by employee feedback and continue to evaluate other recommendations that we received from employees.

Finally, we pride ourselves on providing a wide selection of resources to protect our employees’ health, well-being, financial security, safety, and work-life balance, including:

Environmental Considerations

As an investment firm with 51 office-based employees, our business operations have a relatively modest environmental impact. Nevertheless, we do consider environmental risk factors and strive to use resources efficiently and responsibly.

Our corporate efforts to reduce our environmental impact include:

•	Headquarters located in a LEED certified and Energy Star® labeled building

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BOARD AND GOVERNANCE MATTERS

•	Company-paid accessible public transit
•	Office cleaning and pest control conducted with specific green products
•	Single stream recycling as well as recycling containers at all desks and in common areas
•	Recycling of electronic equipment and ink cartridges
•	Energy Star® printers
•	Motion sensor control lighting in certain areas
•	Water coolers
•	Compostable and recycled kitchen products

To learn more, please visit the Corporate Responsibility section of our website at www.agnc.com/corporate-responsibility or email CR@agnc.com.

Director Compensation

As described in more detail below, we compensate our independent directors with cash retainers and equity-based awards. Directors who are employees of the Company or our subsidiaries do not receive any compensation for service as a member of the Board, although we reimburse all directors for travel expenses incurred in connection with Board and committee meetings and Board-related functions. The Compensation Committee periodically reviews the form and amount of compensation paid to our independent directors to ensure it remains consistent with quality corporate governance practices. In these reviews, the Compensation Committee regularly consults with FW Cook for advice on the design and structure of the program, information on recent trends and developments in non-employee director compensation, general industry data, and analyses of the competitiveness of our non-employee director compensation levels relative to comparable companies.

In 2019, independent directors received a cash retainer for service on the Board at the annual rate of $100,000, payable quarterly in advance. The Chairs of our Audit Committee and Compensation Committee each received an additional retainer at an annual rate of $25,000, each payable quarterly in advance. Our Chair receives an additional annual retainer of $50,000, payable quarterly in advance. As part of its annual review of compensation for independent directors, the Board reviewed a compilation of compensation practices for independent directors at a group of comparable companies provided by FW Cook. Following its 2019 review, the Board concluded that the annual retainer paid to the independent directors for service on the Board should be increased from $100,000 per year to $112,500 per year effective January 1, 2020 after considering the increased expectations of our directors, competitive market practices, and noting that the annual retainer had been set at $100,000 since 2015. The Board concluded that the retainers for Board and committee chair positions continued to be reasonable in light of the work required in each role.

The Board believes that a substantial portion of director compensation should consist of equity-based compensation to assist in aligning the long-term interests of our directors with those of our stockholders. On April 18, 2019, each of our independent directors serving on the Board at that time received 6,913 RSUs under the AGNC Investment Corp. 2016 Equity and Incentive Compensation Plan (the “2016 Plan”), which is described in more detail below. The RSUs vest on April 18, 2020, subject to the director’s continued service on our Board through the vesting date. Each RSU represents the right to receive an equivalent number of shares of our common stock, plus dividend equivalents, subject to the terms of the 2016 Plan.

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BOARD AND GOVERNANCE MATTERS

The following table sets forth the compensation received by each independent director during 2019:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Donna J. Blank	116,667	125,000	241,667
Morris A. Davis	125,000	125,000	250,000
Prue B. Larocca	150,000	125,000	275,000
John D. Fisk(2)	30,278	–	30,278
Paul E. Mullings	100,000	125,000	225,000
Frances R. Spark(2)	30,278	–	30,278

(1)

The amounts reported in the “Stock Awards” column represent the grant date fair value of each award granted calculated in accordance with Financial Accounting Standards Board ASC Topic 718, Compensation-Stock Compensation (“ASC 718”), as required by Securities and Exchange Commission (“SEC”) regulations. Each award represents the right to receive 6,913 shares of common stock (calculated by dividing the value of the award by the closing price of a share of common stock on the grant date, which was $18.08 on April 18, 2019). As of December 31, 2019, in connection with these awards, each of Ms. Larocca and Blank, Dr. Davis, and Mr. Mullings had unvested RSUs relating to 7,534 shares of common stock, including dividend equivalents on the RSUs.

(2)	Ms. Spark and Mr. Fisk were each appointed to the Board effective September 11, 2019.

The 2016 Plan

The Company maintains the 2016 Plan, which allows us to provide our directors, executive officers, and other employees with equity incentive compensation. Subject to adjustment as described in the 2016 Plan, total awards under the 2016 Plan are limited to 10,000,000 shares, inclusive of dividend equivalents paid on such awards. These shares may be shares of original issuance or treasury shares or a combination of the two. Pursuant to the 2016 Plan, the Company may grant stock options, stock appreciation rights, restricted shares, restricted stock units, performance shares, performance units, cash incentive awards, certain other awards based on or related to our common stock, and dividend equivalents paid with respect to awards under the 2016 Plan. Awards may be time-vested or performance-vested.

The 2016 Plan authorizes the Compensation Committee to provide equity-based compensation in the form of stock options, appreciation rights, restricted shares, restricted stock units, performance shares, performance units, dividend equivalents, and certain other awards denominated or payable in, or otherwise based on, shares of common stock, plus cash incentive awards, for the purpose of providing our non-employee directors, officers, and other employees, and those of our subsidiaries, incentives and rewards for service or performance. The 2016 Plan places a limit on the dollar value of awards and other compensation that may be made to a director in any year. The grant agreements for awards under the 2016 Plan permit members of our Board and executive officers to defer distribution of their awards for a period of up to ten years.

Independent Director Plan

In connection with our IPO, we established the American Capital Agency Corp. Equity Incentive Plan for Independent Directors (the “Independent Director Plan”), which provided for the issuance of equity-based awards, including stock options, restricted stock, restricted stock units, unrestricted stock awards, and other awards based on our common stock that may be made by us to our independent directors. The Independent Director Plan was terminated when our stockholders approved the 2016 Plan on December 9, 2016, except with respect to then outstanding awards. Restricted stock units awarded under the Independent Director Plan conferred to the participant the right to receive cash, common stock, or other property, as determined by the plan

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administrator, having a value equal to the number of shares of our common stock that were subject to the award. The holders of awards of restricted stock units were entitled to receive dividend equivalents, which in either case could be payable immediately or on a deferred basis, and could elect to defer distribution of their equity-based awards for a period of up to ten years.

Stock Ownership Guidelines

Our Board believes that directors more effectively represent the best interests of the Company if they are stockholders themselves. Thus, independent directors are encouraged to own shares of our common stock equal in value to 3x the annual cash Board retainer (which was $100,000 in 2019) within the later of five years of joining the Board or January 24, 2022. Shares of deferred or restricted stock or units (both vested and unvested and including shares for which a deferral election was made) granted to directors under the Independent Director Plan and the 2016 Plan are included in determining the number of shares held for this purpose. Until the stated minimum is met, each independent director must retain at least 50% of the shares of common stock received upon vesting, net of any shares withheld or sold to pay or reimburse taxes on such income.

In addition, our Board has adopted a policy prohibiting our executive officers and directors from any hedging, pledging, or entering into margin loans with respect to any shares of our common stock (regardless of whether such stock is owned directly or indirectly, as such terms are used in the SEC rules promulgated under the Exchange Act) or from engaging in short sales of our common stock or entering into any other transaction or derivative agreement where he or she would earn a profit or offset losses due to a decline of our stock price.

The following table sets forth the total stock ownership of our independent directors, including beneficially owned, unvested, and deferred shares, as calculated pursuant to our stock ownership guidelines as of February 24, 2020:

Name	Beneficially Owned Shares (#)	Unvested Shares (#)	Deferred Shares (#)	Total (#)
Donna J. Blank	–	7,598	–	7,598
Morris A. Davis	7,350	7,598	11,682	26,630
John D. Fisk	–	–	–	–
Prue B. Larocca	25,506	7,598	16,545	49,649
Paul E. Mullings	–	7,598	16,564	24,162
Frances R. Spark	5,000	–	–	5,000

Director Resignation Policy

Our By-laws require a candidate in an uncontested election for director to receive a majority of the votes cast in order to be elected as a director. Under this provision, each vote is specifically counted “for” or “against” the director’s election, unless a common stockholder abstains from voting with respect to the matter. Thus, a director nominee is required to receive more votes “for” than “against” to be elected. Pursuant to Delaware law, a director shall remain in office until his or her successor is elected and qualified even if the director has not received a vote sufficient for re-election. Thus, a corporation could have a “holdover” director. However, pursuant to our Board-approved director resignation policy, an incumbent director must tender his or her resignation to the Board if the director is nominated but not re-elected. The policy also requires the Compensation Committee to make a recommendation to the full Board on whether to accept or reject the resignation within 90 days of receipt of the tendered resignation and the full Board to make that determination.

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BOARD AND GOVERNANCE MATTERS

The Board would publicly disclose its decision by filing a Current Report on Form 8-K with the SEC within four days of making its determination.

Any director who tenders his or her resignation pursuant to this policy may not participate in the Compensation Committee recommendation or Board action regarding whether to accept the resignation offer. If each member of the Compensation Committee does not receive a vote sufficient for re-election, then the independent directors who did receive a sufficient vote shall appoint a committee amongst themselves to consider the resignation offers and recommend to the Board whether to accept them. If only three or fewer directors receive a sufficient vote for re-election, all directors (other than the director who tendered the resignation under review) may participate in the action regarding whether to accept the resignation offers.

Certain Transactions with Related Persons

Related Person Transaction Policies

Our Board has adopted a policy regarding the approval of any “related person transaction,” which is any transaction or series of transactions in which we or any of our subsidiaries is or are to be a participant, the amount involved exceeds $120,000, and a “related person” (as defined under SEC rules) has a direct or indirect material interest. Under the policy, a related person would need to promptly disclose to our Secretary any related person transaction and all material facts about the transaction. Our Secretary would then promptly assess and communicate that information to the Compensation Committee. Based on its consideration of all of the relevant facts and circumstances, the Compensation Committee will decide whether or not to approve such transaction and will generally approve only those transactions that do not create a conflict of interest. If we become aware of an existing related person transaction that has not been pre-approved under this policy, the transaction will be referred to the Compensation Committee, which will evaluate all options available, including ratification, revision, or termination of such transaction. Our policy requires any director who may be interested in a related person transaction to recuse himself or herself from any consideration of such related person transaction.

Our Code of Ethics, which is reviewed by our Board and provided to all of our directors, officers, and employees, requires that all such persons avoid any situations or relationships that involve actual or potential conflicts of interest, or perceived conflicts of interest, between an individual’s personal interests and the interests of AGNC. Pursuant to our Code of Ethics, each of these persons must disclose any conflicts of interest, or actions or relationships that might give rise to a conflict, to their supervisor or our chief compliance officer. If a conflict is determined to exist, the person must disengage from the conflict situation or terminate his or her provision of services to us. Our chief executive officer, president, chief financial officer, principal accounting officer, controller, directors and certain other persons who may be designated by our Board or its Audit Committee, whom we collectively refer to as our financial executives, must consult with our chief compliance officer with respect to any proposed actions or arrangements that are not clearly consistent with our Code of Ethics. In the event that a financial executive desires to engage in a proposed action or arrangement that is not consistent with our Code of Ethics, the financial executive must obtain a waiver of the relevant provisions of our Code of Ethics in advance from our Audit Committee. We intend to post amendments to or waivers from the Code of Ethics (to the extent applicable to our financial executives) on our web site at www.AGNC.com.

Related Person Transactions

We did not enter into any transactions in 2019 in which any related person of ours had any material interest.

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BOARD AND GOVERNANCE MATTERS

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee during fiscal year 2019 served as an officer, former officer, or employee of ours or had a relationship disclosable under “Board and Governance Matters—Certain Transactions with Related Persons.” Further, during 2019, none of our executive officers served as:

•

a member of the compensation committee (or equivalent) of any other entity, one of whose executive officers served as one of our directors or was an immediate family member of a director, or served on our Compensation Committee; or

•	a director of any other entity, one of whose executive officers or their immediate family member served on our Compensation Committee.

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PROPOSAL 1: ELECTION OF DIRECTORS

PROPOSAL 1: ELECTION OF DIRECTORS

Pursuant to our Certificate of Incorporation, our common stockholders elect each of the members of the Board annually. The term of each director will expire at the Annual Meeting. Each director has been nominated by the Compensation Committee of the Board, in accordance with our By-laws, to stand for election at the Annual Meeting and to serve as a director until our Annual Meeting to be held in 2021 and until his or her successor is elected and qualified. It is expected that each of the nominees will be able to serve, but if any such nominee is unable to serve for any reason, the proxies reserve discretion to vote or refrain from voting for a substitute nominee or nominees. A common stockholder using the enclosed form of proxy can vote for or against any or all of the nominees or may abstain from voting for any or all of the nominees.

We believe that all of our nominees possess the personal and professional qualifications necessary to serve as a member of our Board and collectively represent a balance of industry knowledge, skills, and expertise. Our directors have been evaluated by the Compensation Committee pursuant to the guidelines described above under “Board and Governance Matters—Board Membership Criteria,” and the determination was made that each of them fulfills and exceeds the qualities that we look for in members of our Board. Mr. Kain is our Chief Executive Officer and Chief Investment Officer. All other nominees are independent as defined in the Nasdaq rules.

Summary of Our Board’s Industry and Functional Expertise

We believe that our Directors have a diversity of experience and a wide variety of skills and qualifications that strengthen their ability to provide guidance and oversight to the Company and management on behalf of stockholders.

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PROPOSAL 1: ELECTION OF DIRECTORS

The information set forth below with respect to each of our directors, each of whom is a nominee for election at the Annual Meeting, is as of February 24, 2020. The business address of each nominee is c/o AGNC Investment Corp., 2 Bethesda Metro Center, 12th Floor, Bethesda, Maryland 20814. We have highlighted specific attributes for each Board member below.

Director Nominee Biographies and Qualifications

DONNA J. BLANK, 58

Professional Experience:

Ms. Blank is a finance executive with over 30 years of financial and operational experience, primarily in financial services. From 2015 through 2016, she was Chief Financial Officer at ZAIS Group, LLC, an alternative asset manager. While at ZAIS, Ms. Blank also served as the Chief Financial Officer of its externally-managed publicly traded residential mortgage REIT and its public holding company. Prior to her role at ZAIS, she served as Chief Financial Officer and Executive Vice President at NFP Corp., a publicly traded insurance brokerage, from 2008 until 2013. From 2003 to 2008, Ms. Blank was Chief Financial Officer at Financial Guaranty Insurance Company, both before and subsequent to its sale by GE Capital to an investor group in late 2003. She currently serves as an Independent Director and member of the Audit Committee at American Enterprise Mutual Holding Company. Ms. Blank holds an MBA in Finance and a Master of International Affairs, both from Columbia University. Ms. Blank is an “audit committee financial expert” (as defined in Item 407 of Regulation S-K under the Securities Act).

Director Qualifications:

Ms. Blank’s extensive public company accounting and operational experience in the financial services sector, including her senior executive role at a publicly traded residential mortgage REIT, strengthens our Board’s collective qualifications, skills, experience, and viewpoints.

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PROPOSAL 1: ELECTION OF DIRECTORS

MORRIS A. DAVIS, 48

Professional Experience:

Dr. Davis is the Paul V. Profeta Chair of Real Estate and Academic Director of the Center for Real Estate at Rutgers Business School, where he has worked since September 2014. Dr. Davis is also currently an Adjunct Scholar at the American Enterprise Institute and is a Senior Scholar of the Opportunity and Inclusive Growth Institute of the Federal Reserve Bank of Minneapolis. Previously, Dr. Davis was the James A. Graaskamp Chair of Real Estate in the Department of Real Estate at the University of Wisconsin-Madison, where he worked from September 2006 through August 2014. Dr. Davis was also the Academic Director of the James A. Graaskamp Center for Real Estate at the University of Wisconsin-Madison. From July 2002 to August 2006, Dr. Davis was an economist at the Federal Reserve Board working in the Flow of Funds Section. From October 2001 to July 2002, he was Director of Yield Optimization at Return Buy, Inc. and from August 1998 to October 2001, Dr. Davis was an economist at the Macroeconomics and Quantitative Studies Section of the Federal Reserve Board. Dr. Davis also previously served on the board of directors of MTGE Investment Corp. (Nasdaq: MTGE) from August 2011 until May 2016. Additionally, he served on the board of directors of the SkyBridge Opportunity Zone Real Estate Investment Trust, Inc., a private REIT, from November, 2018 until September, 2019 where he was the chair of the valuation committee. Dr. Davis was also formerly on the Academic Advisory Council of the Federal Reserve Bank of Chicago and served as a Research Associate at the Federal Reserve Bank of Cleveland. Dr. Davis is widely published on issues related to the U.S. housing markets and a frequent lecturer. He holds a Ph.D. in Economics from the University of Pennsylvania.

Director Qualifications:

Dr. Davis’s extensive expertise in economics, housing policy, and finance matters strengthens our Board’s collective qualifications, skills, experience, and viewpoints.

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PROPOSAL 1: ELECTION OF DIRECTORS

JOHN D. FISK, 63

Professional Experience:

Mr. Fisk retired in March 2019 as the Chief Executive Officer of the FHLBanks Office of Finance, a division of the Federal Home Loan Banks that issues and services all debt securities for the regional Federal Home Loan Banks, supporting borrowings of $1 trillion. Mr. Fisk had previously served as the Deputy Managing Director and Chief Operating Officer of the FHLBanks Office of Finance from 2004 until 2007 when he became the Chief Executive Officer. Prior to joining the FHLBanks Office of Finance, Mr. Fisk was the Executive Vice President of Strategic Planning at MGIC Investment Corporation, one of the nation’s largest providers of mortgage insurance, from 2002 until 2004. Mr. Fisk holds an MBA in Finance and Public Management from The Wharton School at the University of Pennsylvania and a BA from Yale University.

Director Qualifications:

Mr. Fisk’s expertise in the US housing sector, including debt issuance and mortgage insurance, and his senior executive officer experience overseeing human capital management strengthens our Board’s collective qualifications, skills, experience, and viewpoints.

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PROPOSAL 1: ELECTION OF DIRECTORS

PRUE B. LAROCCA, 68

Professional Experience:

Ms. Larocca has served as our Chair and Lead Independent Director since May 2016. She is a retired investment banking executive and a widely recognized expert in the areas of housing finance and securitization. Ms. Larocca previously served as a member of the board of the Housing Preservation Foundation, the Washington School for Girls, and the American Securitization Trade Association. Ms. Larocca was a Managing Director of Royal Bank of Scotland (“RBS”) in the Mortgage Backed and Asset Backed Finance Group from 1997 until her retirement from RBS in 2011. Prior to joining RBS, Ms. Larocca was a Senior Vice President at Lehman Brothers in the mortgage finance business, managed the consumer and single-family securitization business for the Resolution Trust Corporation, and practiced law with the firms of Milbank, Tweed, Hadley and McCloy and Kutak Rock. She is a graduate of the Georgetown University Law Center and Indiana University. Ms. Larocca previously served on the board of directors of MTGE Investment Corp. (Nasdaq: MTGE) from February 2013 until May 2016.

Director Qualifications:

Ms. Larocca’s extensive and lengthy expertise in mortgage finance and asset securitization strengthens our Board’s collective qualifications, skills, experience, and viewpoints.

PAUL E. MULLINGS, 69

Professional Experience:

Mr. Mullings has 40 years’ experience in the mortgage banking sector. Mr. Mullings currently serves as a Managing Director of The Collingwood Group, a SitusAMC company, a business advisory and risk management firm focused on the financial services industry, a position he has held since 2015. From 2005 to 2015, Mr. Mullings served as a Senior Vice President of Freddie Mac in the Single-Family Business division. While at Freddie Mac, he also served on the Operating, Management and Credit Risk Committees. Prior to joining Freddie Mac, Mr. Mullings was a Senior Vice President at J.P. Morgan Chase & Co. from 1997 to 2005 in the home finance area. Previously, Mr. Mullings was the President and Chief Executive Officer of the Mortgage Electronic Registration Systems, Inc. (MERS) and the President and Chief Executive Officer of the Residential Mortgage Division of the First Interstate Bank in Los Angeles. Mr. Mullings received his Overseas Certificate in Business Studies from the College of Arts, Science and Technology in Kingston, Jamaica, following which he became a Member of The Institute of Accounting Staff in conjunction with the Association of Certified Accountants in London, England.

Director Qualifications:

Mr. Mullings’ extensive senior executive officer experience in the mortgage banking sector and the secondary mortgage market strengthens our Board’s collective qualifications, skills, experience, and viewpoints.

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PROPOSAL 1: ELECTION OF DIRECTORS

FRANCES R. SPARK, 61

Professional Experience:

Ms. Spark is an experienced finance professional with broad expertise in mortgage finance and financial reporting for publicly-traded companies, including mortgage REITs. Ms. Spark served as the Chief Financial Officer and Treasurer for CYS Investments, Inc., a publicly traded mortgage REIT that invested predominantly in Agency MBS from 2009 through 2016. Prior to the internalization of CYS’s management in 2011, Ms. Spark also served as the Chief Financial Officer and Treasurer of CYS’s external manager, Sharpridge Capital Management, LP. She had served as a director and Audit Committee chair of CYS from its initial capitalization in 2006 until shortly after its initial public offering. Prior to CYS, Ms. Spark was the Chief Financial Officer for MVC Capital, Inc., a business development company, from 2003 until 2005. Ms. Spark’s career has included managing Spark Consulting, a privately owned strategic advisory and business consulting firm, and executive positions with financial services firms in the United States and the United Kingdom. Ms. Spark is a Chartered Accountant and previously worked as an auditor with KPMG in the United Kingdom. She holds a BS from the University of Southampton in the United Kingdom. Ms. Spark has served as an independent director and a member of the Audit and Risk Committees of Reverse Mortgage Investment Trust, a private finance company operating in the reverse mortgage industry, since 2015.

Director Qualifications:

Ms. Spark’s public company accounting, finance, and risk management expertise in the mortgage REIT sector, including her role as a senior executive officer at a publicly traded residential mortgage REIT, strengthens our Board’s collective qualifications, skills, experience, and viewpoints.

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PROPOSAL 1: ELECTION OF DIRECTORS

GARY D. KAIN, 55

Professional Experience:

Mr. Kain has served as a Director and our Chief Executive Officer since March 2016 and Chief Investment Officer since January 2009. He previously was our President from April 2011 until March 2018.

Prior to joining AGNC Investment Corp., Mr. Kain was Senior Vice President of Investments and Capital Markets of Freddie Mac from May 2008 to January 2009. He also served as Senior Vice President of Mortgage Investments & Structuring of Freddie Mac from February 2005 to April 2008, during which time he was responsible for managing all of Freddie Mac’s mortgage investment activities for the company’s $700 billion retained portfolio. From 2001 to 2005, Mr. Kain served as Vice President of Mortgage Portfolio Strategy at Freddie Mac. From 1995 to 2001, he was the head trader in Freddie Mac’s Securities Sales & Trading Group, where he was responsible for managing all trading decisions including REMIC structuring and underwriting, hedging all mortgage positions, income generation, and risk management. Prior to that, he served as a senior trader, responsible for managing the adjustable-rate mortgage and REMIC sectors. Mr. Kain previously served as a Director and Chief Executive Officer of MTGE Investment Corp. (Nasdaq: MTGE) from March 2016 until May 2018 and as Chief Investment Officer from March 2011 until May 2018. In addition, he served as President from March 2011 until March 2018 of MTGE.

Director Qualifications:

Mr. Kain’s extensive and lengthy expertise in the Agency mortgage sector and his deep knowledge of our business as our Chief Executive Officer and Chief Investment Officer strengthens our Board’s collective qualifications, skills, experience, and viewpoints.

Conclusion and Recommendation; Vote Required

The election of directors nominated in Proposal 1 requires the affirmative vote of a majority of the votes cast by holders of our common stock at the Annual Meeting. The affirmative vote of a “majority” of the votes cast means that the number of votes cast “for” a director nominee must exceed the votes cast “against” that nominee. In the context of the election of seven directors at the Annual Meeting, it will mean that each of the seven candidates will be required to receive more votes “for” than “against” to be elected. Abstentions and broker non-votes will have no effect on the outcome of the proposal. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL THE NOMINEES NAMED ABOVE.

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PROPOSAL 2: APPROVAL OF THE AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK

PROPOSAL 2:

APPROVAL OF THE AMENDMENT TO OUR AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED

NUMBER OF SHARES OF COMMON STOCK

General Information

Our authorized capital stock consists of 900,000,000 shares of common stock and 10,000,000 shares of preferred stock, $0.01 par value per share. On January 23, 2020, the Board of Directors approved, and recommended that the stockholders adopt, an amendment to Article IV of our Certificate of Incorporation that would increase the authorized number of shares of our common stock from 900,000,000 to 1,500,000,000. If approved, Section 4.1 of the Certificate of Incorporation would read in its entirety as follows:

“Section 4.1. Total Number of Shares of Capital Stock. The total number of shares of capital stock of all classes that the Corporation shall have authority to issue is 1,510,000,000 shares. The authorized stock is divided into 10,000,000 shares of preferred stock, with the par value of $0.01 each (the “Preferred Stock”), and 1,500,000,000 shares of common stock, with the par value of $0.01 each (the “Common Stock”). The Board of Directors of the Corporation (the “Board of Directors”) may classify any unissued shares of stock and reclassify any previously classified but unissued shares of stock from time to time, in one or more classes or series, of stock.”

Assuming approval of this Proposal to amend our Certificate of Incorporation, the aggregate number of shares of common stock that we will have the authority to issue, at our discretion, will be 1,500,000,000.

Background and Rationale

The Board of Directors believes that the increased authorized number of shares of common stock contemplated by the proposed amendment to our Certificate of Incorporation is desirable to make additional unreserved shares of common stock available for issuance or reservation. The Board of Directors believes that having such additional shares authorized and available for issuance or reservation will provide greater flexibility to pursue potential future actions involving the issuance of stock to provide capital for investment activity, mergers and acquisitions, stock dividends or splits, and general corporate purposes.

As of February 24, 2020, we had 540.9 million shares of issued and outstanding common stock and 224.1 million shares of common stock reserved for future issuance, including shares reserved for future issuance under our At-The-Market issuance program (“ATM”), the terms of our outstanding preferred stock providing for conversion of shares under certain circumstances, our Dividend Reinvestment and Direct Stock Purchase Plan, and the 2016 Plan. After accounting for the issued and outstanding shares and the shares reserved for issuance under our equity incentive plans, our Dividend Reinvestment and Direct Stock Purchase Plan, our ATM program, and the potential conversion of our preferred stock under the circumstances described in the prospectus supplements filed with the SEC for each series of our preferred stock, AGNC has 135.0 million unallocated shares available for issuance at the current common stock authorization level in our Certificate of Incorporation. From January 1, 2019 through February 11, 2020 AGNC issued 11.4 million shares under our ATM program and reserved over 138.0 million shares of common stock in connection with the issuance of our 6.125% Series F Fixed-to-Floating Cumulative Redeemable Preferred Stock, 6.50% Series E Fixed-to-Floating Cumulative Redeemable Preferred Stock, and 6.875% Series D Fixed-to-Floating Cumulative Redeemable Preferred Stock, utilizing over 149.4 million shares of authorized common stock during this period. AGNC did not issue any stock

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PROPOSAL 2: APPROVAL OF THE AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK

pursuant to a follow on offering in 2019, unlike prior years (e.g., we issued 124.2 million common shares pursuant to follow on offerings in 2018). As such, the current level of authorized shares could impact AGNC’s ability to pursue accretive capital markets opportunities in 2020 at current levels and become restrictive starting in 2021, absent an increase in the number of authorized common shares.

We believe that increasing our authorized number of shares of common stock to facilitate additional capital raising activity is in our stockholders’ best interests. As a REIT, we distribute substantially all of our taxable income to our stockholders in the form of dividends and do not currently retain a significant portion of our earnings for growth. In order to pursue new incremental investment opportunities, we raise additional capital through a variety of means, including common stock offerings. We believe that our historical track record of identifying attractive investment opportunities, in addition to accretive equity offerings, has been instrumental to our strong financial performance.

We would generally intend to issue additional shares of common stock in follow on offerings primarily when our net issuance price exceeds our tangible net book value or in other circumstances that are believed to be accretive to our stockholders. Further, as an internally-managed REIT, we do not pay a management fee based upon our equity, so an offering of additional common stock does not result in a proportional increase in our expenses. Because we do not pay management fees based on our equity, additional capital raising activities enable us to leverage our operating costs over a larger equity base, benefitting our stockholders through decreased operating costs per share.

We anticipate that 2020 and beyond could potentially provide compelling investment opportunities for AGNC. We believe that Agency MBS are positioned to provide attractive risk-adjusted returns on both an absolute and relative basis. Mortgage spreads to benchmark rates have widened over the past several years to levels more consistent with longer-term averages, which, together with improvements in repurchase agreement (“repo”) funding, have improved projected returns on equity for levered investors such as AGNC. In addition, Congress continues to contemplate potential housing reform, and possibilities for such legislation typically involve an increased role for private capital in housing finance. Although it is difficult to predict the likelihood that substantial housing reform measures will be adopted, those that contemplate a more substantial role for private capital providers, such as the Company, could also generate favorable investment opportunities. Authorizing additional shares of common stock will provide the Company with the flexibility to raise incremental equity capital or issue common stock to benefit from such opportunities.

Potential Effect

Authorizing us to issue more shares of common stock than currently authorized by the Certificate of Incorporation will not affect materially any substantive rights, powers, or privileges of our stockholders. Our common stock does not have cumulative voting rights or preemptive rights for the purchase of additional shares of any class of capital stock. The additional shares of common stock for which authorization is sought are identical to the shares of our common stock now authorized. However, the issuance of additional shares of common stock may, among other things, have a dilutive effect on the earnings per share and on the equity and voting power of existing stockholders and may adversely affect the market price for our common stock. There can be no assurance that offerings of common stock will in fact be accretive to our stockholders.

On the other hand, if we do not receive stockholder approval on this Proposal 2, we will be hindered in our ability to raise capital to pursue new investment opportunities that could be beneficial to our stockholders, or

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PROPOSAL 2: APPROVAL OF THE AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK

in certain circumstances from raising capital to reduce leverage, if market conditions warrant. This reduced flexibility would put us at a competitive disadvantage to other mortgage REITs or Agency MBS investors.

From the February 24, 2020 record date until the date of our Annual Meeting, we may offer to the public shares of our authorized but unissued common stock in one or more public offerings, including through underwriters, our ATM, or through our registered Amended and Restated Dividend Reinvestment and Direct Stock Purchase Plan. However, any such newly issued shares will not be able to vote at the 2020 Annual Meeting.

Conclusion and Recommendation; Vote Required

The Board of Directors is submitting and recommending the amendment to the Certificate of Incorporation to increase the total authorized number of shares of our common stock from 900,000,000 to 1,500,000,000. The approval of the amendment to the Certificate of Incorporation requires the affirmative vote by the holders of a majority of all shares of our common stock entitled to vote generally in the election of directors at the Annual Meeting. Abstentions have the same effect as voting against the proposal. The Board of Directors believes that the proposal is in our best interests and in the best interests of the stockholders and has unanimously approved the amendment to the Certificate of Incorporation. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE TOTAL AUTHORIZED NUMBER OF SHARES OF OUR COMMON STOCK FROM 900,000,000 to 1,500,000,000.

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PROPOSAL 3: ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

PROPOSAL 3:

ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

General Information

As required by Section 14A of the Securities Exchange Act of 1934, we are asking for your advisory vote on the compensation paid to our named executive officers as disclosed in this proxy statement. Our Board has determined to hold this “say-on-pay” vote every year.

We urge you to review carefully our compensation policies and decisions regarding our named executive officers as presented in the “Compensation Discussion and Analysis,” the accompanying compensation tables, and the related narrative disclosures section appearing on pages 30 to 60. As described in detail in this proxy statement, we believe that our executive compensation program applies a pay-for-performance philosophy that effectively aligns the interests of our NEOs with those of our stockholders and allows us to attract, retain, and appropriately incent executives with the skills and experience necessary to achieve our key business objectives.

While the vote on this proposal is advisory in nature and not binding, the Board and the Compensation Committee will take the results of the vote into account in making future compensation decisions.

We are requesting our stockholders to approve, in a non-binding, advisory vote, the following resolution:

“RESOLVED, that the stockholders of the Company hereby approve the compensation paid to our named executive officers, as disclosed in the proxy statement for the 2020 Annual Meeting of Stockholders pursuant to the disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables, and related material disclosed in the proxy statement.”

Conclusion and Recommendation; Vote Required

The affirmative vote of a majority of all shares of common stock present or represented and entitled to vote at the Annual Meeting is required for advisory approval of this proposal. Abstentions and broker non-votes will have no effect on the outcome of the proposal. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

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PROPOSAL 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANT

PROPOSAL 4:

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANT

Ernst & Young LLP (“EY”) has served as our independent public accountant since our IPO. The Audit Committee evaluates EY’s performance on an annual basis and makes a determination as to whether the Company should re-engage EY or consider the engagement of another audit firm. At a meeting on February 20, 2020, the Audit Committee approved the appointment of EY to audit our financial statements for 2020. In making this determination, the Audit Committee carefully considered a number of factors including:

•	EY’s independence, objectivity, and professional skepticism;
•	EY’s significant knowledge of the Company’s operations, personnel, accounting policies and practices, internal control over financial reporting, and the impact of such knowledge on audit quality;
•	EY’s significant industry and sector specific experience, including the number of other mortgage REITs audited by EY;
•	the quality and efficiency of services provided by EY based on feedback from Audit Committee members and management;
•	EY’s resources, capabilities, technical expertise, including sharing industry insights, trends, and latest practices with the Audit Committee and management;
•	the quality and candor of EY’s communications;
•	recent Public Company Accounting Oversight Board (PCAOB) reports on the firm;
•	the appropriateness of fees charged for audit and non-audit services;
•	EY’s compliance with, and practices regarding, the SEC’s rules requiring lead engagement partner rotation every five years; and
•	the length of time EY has served as our independent public accountant, the benefits of longer tenure, and the impact of changing auditors.

Based on this evaluation, the Audit Committee determined that it was in the best interests of the Company and our stockholders to continue to engage EY as our independent public accountant. This appointment is subject to ratification or rejection by our common stockholders. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.

Independent Public Accountant’s Fees

EY performed various audit and other services for us during 2019 and 2018. Fees for professional services provided by EY in 2019 and 2018 in each of the following categories were:

	2019	2018
Audit Fees	$1,757,000	$1,656,500
Audit-Related Fees	–	–
Tax Fees	111,693	58,440
All Other Fees	–	–
Total Fees	$1,868,693	$1,714,940

Audit Fees

“Audit Fees” relate to fees and expenses billed by EY for the annual audit, including the audit of our financial statements, services required by statute and regulation, audit of internal control over financial reporting, review of our quarterly financial statements, and for comfort letters and consents related to stock issuances.

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PROPOSAL 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANT

Tax Fees

“Tax Fees” relate to fees billed for professional services for tax compliance and consulting on tax-related matters.

Pre-Approval Policy

All services rendered by EY were permissible under applicable laws and regulations and were pre-approved by the Audit Committee for 2019 in accordance with its pre-approval policy. The Audit Committee has established a policy regarding the pre-approval of all audit and permissible non-audit services provided by our independent public accountant. The policy requires the Audit Committee to approve each audit or non-audit engagement or accounting project involving the independent public accountant, and the related fees, prior to commencement of the engagement or project to make certain that the provision of such services does not impair the firm’s independence. The committee may delegate its pre-approval authority to one or more of its members, and such member(s) are required to report any pre-approval decisions to the Audit Committee at its next meeting. The Audit Committee has delegated authority to its Chair to pre-approve the engagement and related fees of the independent public accountant for any additional audit or permissible non-audit services. In addition, pursuant to the policy, pre-approval is not required for additional non-audit services if such services result in a de minimus amount of less than 5% of the total annual fees paid by us to the independent public accountant during the fiscal year in which the non-audit services are provided, were not recognized by us at the time of engagement to be non-audit services, and are reported to the Audit Committee promptly thereafter and approved prior to the completion of the annual audit.

Conclusion and Recommendation; Vote Required

The affirmative vote of the holders of a majority of all shares of our common stock present or represented and entitled to vote at the Annual Meeting is required to ratify the appointment of our independent public accountant. Abstentions will have no effect on the outcome of the proposal. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT PUBLIC ACCOUNTANT FOR 2020.

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REPORT OF THE AUDIT COMMITTEE

REPORT OF THE AUDIT COMMITTEE

The Board of Directors has appointed an Audit Committee presently composed of four directors, Mss. Blank, Larocca and Spark and Mr. Mullings. Each of the directors is independent as defined in the Nasdaq rules. The Board of Directors has determined that Mss. Blank and Spark are each an “audit committee financial expert” (as defined in Item 407 of Regulation S-K under the Securities Act).

The Audit Committee’s responsibility is one of oversight as set forth in its charter, which is available in the Investors section of our website at www.AGNC.com. It is not the duty of the Audit Committee to prepare our financial statements, to plan or conduct audits, or to determine that our financial statements are complete and accurate and are in accordance with U.S. generally accepted accounting principles. Our management is responsible for preparing our financial statements and for maintaining internal controls. The independent auditors are responsible for auditing the financial statements and for expressing an opinion as to whether those audited financial statements fairly present our financial position, results of operations, and cash flows in conformity with U.S. generally accepted accounting principles.

The Audit Committee has reviewed and discussed our audited consolidated financial statements with management and with Ernst & Young LLP, our independent auditors for 2019.

The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 16, as adopted by the Public Company Accounting Oversight Board.

The Audit Committee has received from Ernst & Young LLP the written statements required by Public Company Accounting Oversight Board Rule No. 3526, “Communications with Audit Committees Concerning Independence,” and has discussed Ernst & Young LLP’s independence with Ernst & Young LLP, and has considered the compatibility of non-audit services with the auditor’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the year ended December 31, 2019 be included in our annual report on Form 10-K for the year ended December 31, 2019, for filing with the Securities and Exchange Commission.

The Audit Committee has approved the appointment of Ernst & Young LLP to serve as our independent public accountants for the year ending December 31, 2020 and has directed that the appointment of Ernst & Young LLP be submitted to our stockholders for ratification.

By the Audit Committee:

Donna J. Blank, Chair

Prue B. Larocca

Paul E. Mullings

Frances R. Spark

Use of Report of the Audit Committee

In accordance with and to the extent permitted by applicable law or regulation, the information contained in the foregoing Report of the Audit Committee is not “soliciting material” and is not to be incorporated by reference into any future filing under the Securities Act or the Exchange Act.

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EXECUTIVE OFFICERS

EXECUTIVE OFFICERS

Executive Officer Biographies

The Board generally elects officers annually following our annual meeting of stockholders to serve until the meeting of the Board following the next annual meeting. Set forth below is certain information about each executive officer as of February 24, 2020. The business address of each executive officer is c/o AGNC Investment Corp., 2 Bethesda Metro Center, 12th Floor, Bethesda, Maryland 20814.

GARY D. KAIN, 55

Director, Chief Executive Officer and Chief Investment Officer

Mr. Kain has served as a Director and our Chief Executive Officer since March 2016 and Chief Investment Officer since January 2009. He previously served as our President from April 2011 until March 2018. Further information about Mr. Kain may be found under “Proposal 1: Election of Directors-Director Nominee Biographies and Qualifications” of this proxy statement.

PETER J. FEDERICO, 53

President and Chief Operating Officer

Mr. Federico has served as our President and Chief Operating Officer since March 2018. He was previously our Executive Vice President and Chief Financial Officer from July 2016 until March 2018 and Senior Vice President and Chief Risk Officer from June 2011 until our Internalization in July 2016.

Prior to joining AGNC Investment Corp., Mr. Federico served as Executive Vice President and Treasurer of Freddie Mac from October 2010 through May 2011, where he was primarily responsible for managing the company’s investment activities for its retained portfolio and developing, implementing, and managing risk mitigation strategies. He was also responsible for managing Freddie Mac’s $1.2 trillion interest rate derivative portfolio and short- and long-term debt issuance programs. Mr. Federico also served in a number of other capacities at Freddie Mac, including as Senior Vice President, Asset & Liability Management, during his tenure with the company, which began in 1988.

CHRISTOPHER J. KUEHL, 46

Executive Vice President, Agency Portfolio Investments

Mr. Kuehl has served as our Executive Vice President since November 2016. He was previously a Senior Vice President from March 2012 through October 2016.

Prior to joining AGNC Investment Corp., Mr. Kuehl served as Vice President of Mortgage Investments & Structuring of Freddie Mac. In this capacity, Mr. Kuehl was responsible for directing Freddie Mac’s purchases, sales, and structuring activities for all MBS products, including fixed-rate mortgages, ARMs, and CMOs. Prior to joining Freddie Mac in 2000, Mr. Kuehl was a Portfolio Manager with TeleBank/Etrade Bank.

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EXECUTIVE OFFICERS

BERNICE E. BELL, 48

Senior Vice President and Chief Financial Officer

Ms. Bell has served as our Senior Vice President since January 2016 and Chief Financial Officer since March 2018. Ms. Bell previously served as Chief Accounting Officer from January 2016 to March 2018, Vice President from April 2011 to January 2016, and as our Controller from 2008 through December 2015.

Prior to joining AGNC Investment Corp., Ms. Bell served as the Vice President and Controller of American Capital, Ltd. from July 2003 to December 2009. Prior to joining American Capital, Ms. Bell was the Vice President and Controller of certain privately-held companies engaged in the business of telecommunications and software development from July 1998 to June 2003 and was with the accounting firm Price Waterhouse, LLP from July 1994 to June 1998.

AARON J. PAS, 39

Senior Vice President, Non-Agency Portfolio Investments

Mr. Pas has served as our Senior Vice President since October 2016. He was previously a Senior Vice President of MTGE Investment Corp. (Nasdaq: MTGE) and its manager from January 2014 until September 2018 and was Vice President, Non-Agency Portfolio Management, of the manager of MTGE from March 2011 to January 2014.

Mr. Pas was previously the Director of Non-Agency Portfolio Management at Freddie Mac, where he was primarily responsible for managing the firm’s non-Agency residential securities portfolio. Mr. Pas is a CFA charterholder.

KENNETH L. POLLACK, 52

Senior Vice President, General Counsel, Chief Compliance Officer, and Secretary

Mr. Pollack has served as our Senior Vice President, General Counsel, Chief Compliance Officer, and Secretary since July 2016.

Prior to joining AGNC Investment Corp., Mr. Pollack was Senior Vice President and Deputy General Counsel of American Capital, Ltd. At American Capital, Mr. Pollack served as lead counsel for American Capital’s portfolio investment activities in the areas of Real Estate, U.S. Sponsor Finance, U.S. Buyouts, International Power, Special Situations, Operations, and Financial Restructuring. Mr. Pollack joined American Capital in 2004. Prior to American Capital, Mr. Pollack was a member of the Corporate and Securities and Real Estate Practice Groups of Arnold & Porter.

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EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

2019 NEOs

Our NEOs for 2019 are:

Name	2019 Title
Gary D. Kain	Chief Executive Officer and Chief Investment Officer
Peter J. Federico	President and Chief Operating Officer
Christopher J. Kuehl	Executive Vice President, Agency Portfolio Investments
Bernice E. Bell	Senior Vice President and Chief Financial Officer
Aaron J. Pas	Senior Vice President, Non-Agency Portfolio Investments

Executive Summary

This Compensation Discussion and Analysis provides information on our executive compensation philosophy, objectives, and structure, and our process for setting compensation for our named executive officers, or NEOs. Information regarding our extensive stockholder outreach program and responsiveness to the 2019 advisory resolution on executive compensation is also included.

Business Overview

AGNC is an internally-managed REIT that invests predominantly in Agency residential mortgage-backed securities on a leveraged basis. We seek to provide investors with attractive risk-adjusted returns over a wide range of market scenarios through monthly dividends and tangible net asset value accretion, while maintaining the lowest operating cost structure among residential mortgage REITs. We generate income from the interest earned on our investment assets, net of associated borrowing and hedging costs, and net realized gains and losses on our investments and hedging activities. As such, our business operations are similar to investment managers that focus on debt investments, although we exclusively invest AGNC’s capital rather than third-party client funds.

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EXECUTIVE COMPENSATION

AGNC combines a track-record of strong financial performance with the lowest cost operating structure in the residential mortgage REIT industry to generate returns for our stockholders. We are committed to executing on our strategy through five key aspects of our business, which collectively constitute our value proposition for our stockholders:

(1)

Annualized total stock return is measured from AGNC’s IPO through December 31, 2019. Total stock return over a period includes price appreciation and dividend reinvestment; dividends are assumed to be reinvested at the closing price of the security on the ex-dividend date. Source: S&P Global Market Intelligence.

(2)

Annualized total economic return is measured from June 30, 2008 through December 31, 2019. Total economic return represents the change in net book value per common share and dividends declared on common stock during the period over the beginning net book value per common share. Source: Company filings and S&P Global Market Intelligence.

(3)

AGNC’s operating cost structure is based on average stockholders’ equity for the twelve-month period ended December 31, 2019; it includes compensation and benefits and general and administrative expenses and, if applicable, excludes one-time or nonrecurring charges. Source: Company filings.

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EXECUTIVE COMPENSATION

Recent Performance

2019 Performance Highlights:

•   Economic return of 18.7% materially outperformed our Agency REIT Peer Group return of 11.6% in 2019

•   3- and 5-year annualized total stock returns of 11.0% and 7.8%, respectively, significantly better than the Agency REIT Peer Group performance of 6.8% and 6.3% for the 3- and 5-year period, respectively, while 2019 total stock return of 13.3% slightly underperformed the Agency REIT Peer Group’s return of 13.9%

•   Operating Expenses for 2019 were 0.80% as a percentage of Stockholders’ Equity; the lowest among residential mortgage REITs and a fraction of the average of our Agency REIT Peer Group (2.23%)

•   Disciplined, stockholder-friendly capital markets activities, including:

•   $190 million of accretive common stock issuances under our At-The-Market (ATM) program;

•   $235 million of 6.875% fixed-to-floating rate preferred equity issued in March 2019;

•   $403 million of 6.50% fixed-to-floating rate preferred equity issued in October 2019;

•   Redemption of $175 million of 7.75% fixed rate preferred equity in November 2019; and

•   $103 million of accretive common stock repurchases when AGNC’s stock traded at a significant discount to tangible net book value.

(1)

Stock return is measured from AGNC’s IPO through December 31, 2019 and annualized over the period beginning on the later of (i) AGNC’s IPO date or (ii) the date on which such company became publicly traded (to the extent it was not publicly traded at the time of AGNC’s IPO) and ending on Dec 31, 2019. Total stock return over a period includes price appreciation and dividend reinvestment; dividends are assumed to be reinvested at the closing price of the security on the ex-dividend date. Source: S&P Global Market Intelligence.

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EXECUTIVE COMPENSATION

(2)

For Agency-focused residential mortgage REIT peer comparison purposes, AGNC’s peer group is unweighted and includes Anworth Mortgage Asset Corporation (“ANH”), ARMOUR Residential REIT, Inc. (“ARR”), Capstead Mortgage Corporation (“CMO”), Dynex Capital, Inc. (“DX”), Invesco Mortgage Capital Inc. (“IVR”), Annaly Capital Management, Inc. (“NLY”), and Two Harbors Investment Corp. (“TWO”), (collectively, the “Agency REIT Peer Group”).

(3)

The residential mortgage REIT (“mREIT”) universe is unweighted and includes the Agency REIT Peer Group in addition to Great Ajax Corp. (“AJX”), Cherry Hill Mortgage Investment Corporation (“CHMI”), Chimera Investment Corporation (“CIM”), Ellington Residential Mortgage REIT (“EARN”), MFA Financial, Inc. (“MFA”), AG Mortgage Investment Trust, Inc. (“MITT”), New Residential Investment Corp. (“NRZ”), New York Mortgage Trust, Inc. (“NYMT”), Orchid Island Capital, Inc. (“ORC”), PennyMac Mortgage Investment Trust (“PMT”), Redwood Trust, Inc. (“RWT”), and Western Asset Mortgage Capital Corporation (“WMC”) (collectively, the “Resi mREIT Universe”).

(1)

For all mortgage REITs other than AGNC, cost structures are based on operating expenses and average stockholders’ equity (excluding noncontrolling interests, as applicable) over the trailing twelve-month period ended September 30, 2019 as publicly reported by such REITs. Operating costs include expenses for compensation and benefits, management fees, incentive fees (if applicable), and general and administrative expenses. To the extent publicly disclosed by such REITs, operating costs exclude one-time or nonrecurring expenses and direct costs associated with operating activities, such as loan acquisition costs, securitization costs and servicing expenses. AGNC’s operating cost structure is based on average stockholders’ equity for the twelve-month period ended December 31, 2019; it includes compensation and benefits and general and administrative expenses and, if applicable, excludes one-time and nonrecurring charges. Source: Company filings and S&P Global Market Intelligence.

(2)

The Agency REIT Peer Group is unweighted. The large Resi mREIT group is unweighted and includes residential mREITs with greater than $3 billion in total stockholders’ equity as of September 30, 2019: CIM, MFA, NLY, NRZ, and TWO. The Resi mREIT Universe is unweighted.

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EXECUTIVE COMPENSATION

Compensation Philosophy and Objectives

Executive Compensation Program Objectives

Our executive compensation programs are designed to focus on key strategic and financial objectives including:

Pay-for-Performance	Link compensation to achievement of short- and long-term financial and strategic goals

Attraction and Retention	Attract and retain a high-quality management team with skills necessary to outperform industry peers and achieve AGNC’s strategic objectives

Alignment with Stockholders	Align the interests of executive officers and stockholders by tying elements of realized compensation to stockholder value

Financial Efficiency	Maintain a low-cost operating structure that maximizes financial efficiency from a tax, accounting, and cash flow perspective

Strong Compensation Governance	Employ high quality practices in governance of executive compensation

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EXECUTIVE COMPENSATION

In support of these objectives, AGNC provides its NEOs total compensation in the form of base salary, annual performance-based incentives, and long-term incentive awards. The following describes the compensation components for 2019. Certain modifications have been made for 2020 as described in detail within this Compensation Discussion and Analysis.

Stockholder Engagement and Response to 2018 and 2019 Advisory Resolutions on Executive Compensation

Summary of Changes Made in 2019

In 2019, 68% of our stockholders supported our advisory resolution on executive compensation, which marked a significant improvement over the results of the 2018 advisory vote on executive compensation and we believe reflects the positive actions taken by our Compensation Committee in response to stockholder feedback. Our 2019 compensation program implemented a number of significant changes in response to feedback from our

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EXECUTIVE COMPENSATION

stockholders during our engagement following the 2018 annual meeting. Specifically, effective for 2019, our Compensation Committee took the following actions:

•

Reduced our CEO’s base salary by 50% and short-term incentive target by 25% (equal to a total of $2.7 million in annual cash compensation) and reallocated this amount to performance-based long-term incentive (“LTI”) awards (effective February 1, 2019). As a result, two-thirds of our CEO’s 2019 LTI awards were performance-based.

•	Simplified the 2019 corporate scorecard relative to 2018.
•

Modified the corporate scorecard for 2019 to assign a greater weighting to financial performance and made certain financial performance metrics more challenging (see page 44 for additional information).

•	Realigned strategic and operational objectives in the corporate scorecard to focus more directly on AGNC’s value proposition for stockholders
•	Increased target level of long-term incentive compensation for certain NEOs to ensure that at least 50% of NEO’s long-term incentive awards will be performance-based
•	Provided enhanced disclosure in our proxy statement concerning our business and the industry in which we operate, including with respect to the limited availability of comparable peers.

Continued Strong Outreach and Engagement Following 2019 Vote

Given that a significant number of stockholders voted against the 2019 advisory resolution, our Board again engaged in an extensive outreach effort in the fall of 2019, contacting stockholders holding 84% of our institutionally held common stock (as compared to 80% in 2018) and comprising 57% of our outstanding common stock. A number of stockholders, representing approximately 22% of total shares outstanding, declined engagement stating there was no need for a meeting. We ultimately met with stockholders holding 43% of our institutionally held common stock and approximately 29% of outstanding common stock and with proxy advisory firms. Approximately one-third of the stockholders we engaged with voted against the advisory resolution in 2019. Our Independent Chair Prue Larocca and our Compensation and Corporate Governance Committee Chair Morris Davis participated in a number of these discussions.

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EXECUTIVE COMPENSATION

Summary of 2019 Outreach Feedback and Additional Changes Implemented for 2020

During our Fall 2019 stockholder outreach efforts, investors generally expressed strong support for the direction of our compensation program given the changes implemented in 2019 and the program’s evolution since the Internalization. Many investors acknowledged that their concerns and questions raised during our 2018 stockholder engagement, which in many cases had significantly influenced their vote on our 2019 advisory resolution on executive compensation, were appropriately addressed with the changes to our compensation program implemented in 2019 and additional disclosure in our public filings. In addition to reviewing the steps we have taken to address the major concerns expressed previously by our stockholders, we also discussed their thoughts and questions on other aspects of our program and additional topics for consideration and continued evaluation. As a result of these discussions, we implemented additional changes to our compensation program that will take effect in 2020, and these topics are outlined below.

Common Themes and Feedback from our Stockholder Engagement
What We Heard	How We Addressed
Desire to better understand rationale for including economic return as a metric in both short- and long-term incentives	Provided enhanced disclosure in the proxy statement regarding the elements of our scorecard and the overlap of certain financial metrics (see pages 45-46).

Desire to better understand how performance metrics are set

Disclosed that performance measures continue to be evaluated annually. Certain performance metrics were made more challenging in 2019 and 2020 with greater weight assigned to financial performance in the annual corporate performance scorecard starting in 2019 (see page 44).

Preference for a greater portion of all NEO compensation to be allocated to incentive compensation and, within that component, a greater portion in the form of performance-based incentive awards

Made compensation adjustments for all NEOs other than the CEO for 2020 such that more than 87% of total target compensation for our NEOs will be incentive-based.

These changes for 2020 build on changes made to our CEO’s pay mix in 2019 such that 56% of his target compensation is in LTI and 67% of his LTI is performance-based.

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EXECUTIVE COMPENSATION

Common Themes and Feedback from our Stockholder Engagement
What We Heard	How We Addressed

Inquired about the pay gap between the CEO and other NEOs	Adjustments to NEO compensation opportunities for 2020 narrow the pay gap among our CEO and other NEOs (see page 52).

Discussion regarding the quantum of CEO compensation and the relationship of quantum and pay mix

Additional disclosure in the proxy statement regarding peer compensation practices and our performance-based compensation program. CEO target compensation in 2019 was over 93% at risk compensation, including 67% of LTI in the form of performance-based RSUs.

Desire to better understand AGNC’s business, peer construction, and industry

Continually evaluate and revise disclosures in our proxy statement, our public filings and on our website to provide stockholders with clear and relevant information on our business, value proposition, and investment strategy.

Compensation Program in Context

Until July 2016, AGNC was externally-managed by a wholly owned subsidiary of American Capital. Prior to that time, as an externally-managed REIT, our Board and the Compensation Committee did not have control over the manner in which NEOs were compensated or motivated. The acquisition of our external manager furthered our dedication to provide transparent disclosure and a strong stockholder focus, and our Board and management team continue to demonstrate this commitment through detailed financial disclosure and strong governance and compensation practices.

At the time of our Internalization, certain of our NEOs had existing employment agreements in place that were consistent with typical investment manager compensation arrangements and rewarded growth in assets under management as a primary driver of compensation. The Compensation Committee and these executives worked together to migrate their existing compensation arrangements to a more stockholder friendly approach consistent with our compensation philosophy. Since that time, the composition of our NEOs’ total target compensation has shifted significantly, with a greater emphasis on performance-based compensation and long-term equity. The following illustrates the shift in our CEO’s total compensation at target over this period.

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EXECUTIVE COMPENSATION

Composition of Our CEO’s Total Compensation at Target

AGNC’s Compensation Program in the Context of our Broader Industry

The Bloomberg Mortgage REIT Index (BBREMTG) includes 20 residential mortgage REITs, which we refer to as the “Resi mREIT Universe.” We are the largest internally-managed residential mortgage REIT and the second largest residential mortgage REIT overall by market capitalization, total assets, and total equity. Of the 20 REITs in the Resi mREIT Universe, only seven are internally-managed, meaning that the REIT is directly responsible for determining executive compensation. The remaining 13 REITs in the Resi mREIT Universe are externally-managed by a third party and pay such third party a management fee as a set percentage of equity in lieu of compensating employees directly. This management fee is used to pay the compensation and benefits for the manager’s executives and other employees, and compensation decisions regarding the manager’s executives are generally determined by the manager rather than the REIT’s board of directors. For these externally-managed REITs, the executive compensation arrangements are not fully disclosed or transparent to investors and are often not based on the REIT’s performance.

See page 53 for more details on the composition of our compensation comparator group.

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Additional Context for Compensation Relative to Externally-Managed Peers

The lack of publicly available compensation information due to the prevalence of the external management structure makes it challenging to compare our compensation program to other mortgage REIT peers. In discussions with stockholders during our 2019 engagement conversations, stockholders indicated that it would be helpful to include disclosure regarding any externally-managed peers to provide context for our compensation program. In 2019, two of our externally-managed peers, Annaly Capital Management, Inc. and Two Harbors Investment Corp., provided some public disclosure regarding a portion of their 2018 executive compensation. These companies are the two largest members of our Agency REIT Peer Group, and their business models and market capitalizations are comparable to AGNC. We believe this disclosure provides our stockholders with sufficient information to make a meaningful comparison of our compensation program against these two industry peers.

Considerations	AGNC Investment Corp.	Annaly Capital Management, Inc.	Two Harbors Investment Corp.

Compensation Highlights

➢   In 2018, AGNC paid its five current-year NEOs, including our CEO, $26.2 million

•  65% salary and cash bonus

•  35% LTI

➢   2019: 56% salary and cash bonus; 44% LTI

➢   No separate remuneration through a manager

➢   In 2018, Annaly’s external manager paid four NEOs, excluding the CEO, $31.7 million[1]

•  100% salary and cash bonus

•  0% LTI

➢   Does not include remuneration paid to NEOs resulting from personal interest in profits on the management fee

➢   In 2018, Two Harbors Investment Corp.’s five NEOs received $24.4 million in compensation[3]

•  64% salary and cash bonus

•  36% LTI

➢   Does not include remuneration paid to certain NEOs resulting from personal interest in profits on the management fee

NEO Personal Interest in Manager Profit	N/A	➢ CEO compensated solely through personal interest in profits on the management fee[2] ➢ CEO and other NEO share of profits on the management fee not disclosed	➢ CEO and certain other NEOs share of profits on the management fee not disclosed[4]

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Considerations	AGNC Investment Corp.	Annaly Capital Management, Inc.	Two Harbors Investment Corp.

Disclosure of Individual NEO Compensation	➢ Disclosure of all NEO compensation included in this proxy statement	➢ No detailed disclosure of NEO compensation	➢ No detailed disclosure of NEO compensation

Market Capitalization (as of 12/31/2019)	$9.56 billion	$13.47 billion	$3.99 billion

(1)	Annaly Capital Management Inc. 2019 Proxy Statement, dated April 9, 2019.
(2)	See id.
(3)	Two Harbors Investment Corp. 2019 Proxy Statement, dated April 2, 2019.
(4)	See id.

In addition to considering the value of compensation paid to our NEOs as compared to those of our externally-managed peers, we believe stockholders also benefit from elements of our compensation program that are not included in the programs of our externally-managed peers:

•	Our level of transparency, including disclosure of all compensation paid to our NEOs and the performance-basis for such compensation, in our proxy statement;
•	Oversight of all compensation matters for NEOs by the Compensation Committee which consists solely of independent directors elected by stockholders; and
•

A compensation program that aligns executive compensation with stockholder interests by allocating more than 86% of NEO total direct compensation at target to short- and long-term incentive awards and 78% of these incentive awards were performance-based.

Compensation Governance Practices

To support our compensation philosophy and objectives, we are committed to the following compensation governance practices.

What we do:

✓	Focus on retention of high-performing employees
✓	Pay for Performance
✓	Align executive and stockholder interests
✓	Impose stock ownership guidelines for our executive officers
✓	Prohibit our directors and executive officers from hedging, pledging, and short selling Company stock
✓	Engage an independent compensation consultant
✓	Maintain a clawback policy
✓	Conduct an annual review of our compensation program based on market conditions, performance, and stockholder feedback

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What we don’t do:

×	Pay based on a percentage of assets under management
×	Tax gross-ups
×	Provide special perquisites for executives
×	Maintain supplemental retirement benefits
×	Make option grants below fair market value
×	Reprice stock options
×	Provide for “single-trigger” severance or vesting acceleration

Compensation Program in Detail

Compensation Program Elements

The Compensation Committee believes it is important to compensate our NEOs in a manner that balances short- and long-term compensation and cash and equity-based compensation. Our NEOs’ compensation program includes three primary elements: base salary, short-term incentives in the form of an annual cash bonus, and long-term equity incentives, with a significant portion subject to multi-year performance-based vesting.

The Compensation Committee’s philosophy on pay mix carries through the entire organization, with all AGNC employees receiving a portion of their compensation in the form of long-term incentives. The proportion of an individual’s target total direct compensation opportunity that is in the form of variable incentive-based elements versus fixed elements is directly correlated to the individual’s level of responsibility and role in the organization. Generally, higher level employees have higher proportions of incentive-based compensation in their target mix. Similarly, within the incentive-based elements, the proportion of LTI generally increases with the individual’s level of responsibility in the organization.

On average, 86% of the 2019 target compensation of our NEOs consisted of short-term and long-term incentive compensation, a 4% increase from 82% of 2018 target compensation and a 10% increase from 76% in 2017 for these executives. In 2019, the Compensation Committee reduced our CEO’s base salary by 50% and short-term incentive target by 25% (or a total of $2.7 million in annual cash compensation) and reallocated this amount to performance-based LTI such that our CEO’s 2019 LTI awards were two-thirds performance-based. Further, in response to stockholder feedback in 2019 and to further the alignment of our NEO’s pay with our performance, commencing in 2020, the Compensation Committee increased the incentive compensation targets for our non-CEO NEOs and increased the allocation to performance based long-term equity awards for certain of these NEOs. These adjustments to target payments will further increase the portion of our NEOs’ compensation that is contingent on performance. As a result of these changes, in 2020, 87% of our NEOs average target compensation will consist of short- and long-term incentive compensation, and 80% of this incentive compensation will be performance-based.

Base Salary

Base salary provides a baseline level of cash compensation to our NEOs and is a fixed expense for the Company. The Compensation Committee established base salaries for our NEOs considering a variety of factors, including:

•	current economic conditions and the competitive market for executive officers
•	pay history and contractual obligations in effect at the time of the Internalization

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•	the scope of each executive officer’s responsibilities
•	the highly complex and unique services provided by our NEOs
•	the desire to retain our NEOs
•	the duties and responsibilities of the NEOs
•	internal and external pay equity

The Compensation Committee reviews the base salaries for our NEOs annually and at the time of a promotion or other change in responsibilities, and salaries may be adjusted after considering the above factors. The annual base salaries set forth in the table below are the minimum levels required in each executive’s respective employment agreement.

NEO	2019 Base Salary	2020 Base Salary
Gary D. Kain	$975,000[1]	$900,000
Peter J. Federico	$900,000	$900,000
Christopher J. Kuehl	$900,000	$900,000
Bernice E. Bell	$500,000	$500,000
Aaron J. Pas	$425,000	$425,000
(1)	The decrease in Mr. Kain’s base salary from $1,800,000 to $900,000 took effect February 1, 2019.

In response to feedback received as part of our stockholder outreach efforts in 2018 and to further align his compensation with our pay for performance compensation philosophy, effective February 1, 2019, Mr. Kain agreed to a 50% reduction in his base salary to $900,000 per year. This reduction in base salary was then reallocated to his target performance-based long-term equity incentive awards and represents an 80% cumulative reduction in Mr. Kain’s annual base salary since 2016. Also in 2019, Ms. Bell’s base salary was increased $50,000 in light of her increased responsibilities and performance following her appointment as our CFO effective in 2018. Other than these changes to Ms. Bell’s and Mr. Kain’s base salary in 2019, the base salaries for our NEOs are unchanged from 2018, and there are currently no further changes anticipated in 2020.

Annual Bonus

The Compensation Committee has established performance criteria for short-term incentives that directly correspond to the areas of greatest impact to our short- and long-term performance and operations, creating a direct connection between business success and our NEO’s compensation. Each NEO’s target for short-term incentive compensation, set forth in the table below for 2019 and 2020, is determined based on an evaluation of the same factors used in setting base salaries.

NEO	2019 Target Annual Bonus	2020 Target Annual Bonus
Gary D. Kain	$5,400,000	$5,400,000
Peter J. Federico	$1,800,000	$1,800,000
Christopher J. Kuehl	$1,602,000	$1,602,000
Bernice E. Bell	$500,000	$850,000
Aaron J. Pas	$637,500	$743,750

In response to feedback we received from investors in 2018 requesting that a larger percentage of CEO compensation be in the form of long-term incentive compensation, Mr. Kain’s annual bonus target in 2019 was reduced by $1.8 million, with such amount being reallocated to his target performance-based long-term incentive compensation. The Compensation Committee increased Ms. Bell’s annual bonus target for 2019 following her assumption of the CFO role and the resulting increase in her responsibilities.

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In 2020, the Compensation Committee again evaluated the compensation package provided to each of our NEOs in consultation with FW Cook. As part of the evaluation, the Compensation Committee examined compensation practices at comparable companies and, after considering stockholder feedback regarding the pay gap among our NEOs and our own commitment to link NEO compensation to our performance, the Compensation Committee determined it was appropriate to increase the 2020 target annual bonus for Ms. Bell and Mr. Pas as detailed in the table above. For Ms. Bell, in approving the increase in her annual target bonus the Compensation Committee also considered the continued expansion of her duties as our CFO.

Corporate Scorecard for Calculating Annual Bonus

The Compensation Committee uses a Corporate Scorecard to assist in its evaluation and awarding of an annual cash bonus. As described in greater detail below, the Corporate Scorecard is based on a mix of financial and strategic measures that corresponded to the core elements of our value proposition for stockholders. We believe the goals and measures included in the Corporate Scorecard effectively align NEO short-term incentives with financial, strategic, and operational performance of greatest import to our business. Under the Corporate Scorecard, actual payouts can range from 0% to 150% of target for each metric, with category and metric weights as assigned by the Compensation Committee, and payouts for performance between each measure are determined through linear interpolation. For 2019, the cash bonuses for Messrs. Kain and Federico were based solely on achievement of the scorecard measures. The other NEOs’ short-term cash incentives were based predominantly on the Corporate Scorecard measures and to a lesser extent on personal performance.

2019 Corporate Scorecard

Based on its annual evaluation and in response to stockholder feedback, the Committee simplified the Corporate Scorecard for 2019, more heavily weighted the financial measures, and increased overall rigor by raising the threshold, target, and outperformance levels for certain metrics as compared to the 2018 Corporate Scorecard. In January 2019, the Compensation Committee set the levels for each metric based on an evaluation of historic performance over a five-year period and our forecast for 2019. The threshold and outperformance measures were determined based on a number of factors, including the historic distribution of results. The Compensation Committee’s analysis included back-testing the financial measures against performance in the prior five-year period to evaluate hypothetical payout levels under current financial measures applied to those periods. Compared to the 2018 Scorecard, our 2019 Corporate Scorecard reflects more challenging performance standards and, had it been applied over the five-year period prior to its adoption, would have resulted in an average annual payout of less than 100% of target.

In 2019, the Compensation Committee implemented the following changes to the scorecard:

•

Adjusted the percentage weightings among scorecard components with a greater emphasis on financial performance; the financial metric components comprised 75% of the Scorecard in 2019 as compared to 65% in 2018.

•

Increased the target level for our relative price-to-tangible book ratio to 3.5% (as compared to 2.5% under the 2018 scorecard) and correspondingly increased and expanded the range associated with our relative price-to-book ratio. The threshold and outperformance levels were set at (6.5%) and 11.0%, respectively, as compared to (4.5%) and 7.5% in 2018.

•

Expanded the range associated with our relative economic return metric, with threshold and outperformance levels set at (6.0%) and 4.5%, respectively (as compared to (5.0%) and 3.0%, respectively, under the 2018 scorecard).

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•

Removed our net operating expense ratio from the financial metrics. This measure is indirectly captured in other Scorecard measures, and management validated the sustainability of our low operating cost structure in the two full years following the Internalization.

•

Expanded the peer group used for calculating relative performance to include Two Harbors Investment Corp., Invesco Mortgage Capital Inc., and Dynex Capital, Inc. after the sale of CYS Investments, Inc. in 2018 resulted in a decline in the size of the peer group used in prior periods to four companies. The Compensation Committee selected the new peers based upon several criteria, including the level of capital allocation to Agency mortgage-backed securities and the amount of equity capital.

•

Realigned the strategic and operational objectives more directly to the Company’s value proposition, consisting of goals that promote the Company’s highly efficient operating cost structure, disciplined risk management, stockholder focus, and liquidity and scale.

The 2019 Corporate Scorecard included both financial and operational/strategic metrics corresponding to our value proposition for stockholders.

Financial Metrics (75% of Total Scorecard)

			Performance Continuum

Category Weight	Performance Metric	Metric Weight	Below Threshold	Threshold	Target	Out- performance
75%	Absolute Economic Return(1)	25%	< 0.0%	0.0%	10.0%	≥ 17.0%
	Economic Return vs. Peer Index(1)(2)	25%	< (6.0%)	(6.0%)	0.0%	≥ 4.5%
	Price-to-Tangible Book Ratio vs. Peer Index(2)	25%	< (6.5%)	(6.5%)	3.5%	≥ 11.0%

			Payout Continuum (% of Metric Weight)
			0%	50%	100%	150%

(1)	Economic return is calculated on tangible common equity.
(2)

Reflects AGNC’s relative performance to the unweighted, simple average of the Agency REIT Peer Group. Our relative economic return measure is calculated on an October 1 – September 30 year basis due to the availability of comparative data.

The financial measures emphasized our interest in generating strong absolute and relative economic returns and maintaining a strong common stock trading price to tangible book value relative to our peers.

Our economic return reflects the overall return we generate on our common equity capital and is comprised of our dividends paid and the change in our tangible net asset value over the relevant period. As such, it incorporates all aspects of our investment activity, including interest received on our investments, net of borrowing costs, and realized and unrealized gains and losses on our investments, hedging instruments, and other assets and liabilities. We believe that this measure thus best reflects a composite view of AGNC’s financial performance over any time period, and we believe that most investors and research analysts who are active in the residential mortgage REIT sector primarily utilize this metric to analyze residential mortgage REIT performance.

Our Compensation Committee has included both absolute and relative economic return as separate financial performance measures. Our inclusion of absolute economic return is reflective of our focus on generating positive economic returns for our stockholders and supporting our dividend, regardless of overall macroeconomic conditions. Relative economic return has been included to differentiate our performance from our peers and to reward our management team and employees for outperformance. While a favorable

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macroeconomic climate may drive a strong absolute economic return, relative economic return requires out-performance relative to peers, all of which are subject to the same prevailing macroeconomic conditions. The Compensation Committee believes that economic return is of primary importance to our stockholders as it reflects the combination of dividend distributions and book value accretion. Due to the importance of economic return as a measure of our financial success, our Compensation Committee concluded that it was appropriate to include both absolute and relative economic return as components of both our Corporate Scorecard and performance-based long-term incentive awards.

Our third financial metric is our stock price to tangible net asset value per share or “price-to-book ratio.” Price-to-book ratio is the valuation metric utilized by most investors and research analysts and reflects the premium (or discount) to tangible net asset value of a company implied by the company’s stock price. As such, a favorable price-to-book ratio for AGNC relative to peers implies a favorable perception of, or outlook for, AGNC relative to its peer group. We believe that our value proposition to our stockholders – industry-leading returns, low cost operating structure, disciplined risk management, stockholder focus, and significant scale and liquidity – position AGNC for a premium valuation relative to our peer group. Our Compensation Committee has set our target price-to-book ratio at a significant premium to our peer group (+3.5%).

Collectively, our three financial measures incentivize our management team to drive favorable returns – on both an absolute and relative basis – for our stockholders. Our success in generating economic returns at or above target levels while maintaining targeted premium valuation levels on a price-to-book basis should translate into favorable total stock returns for our stockholders. As such, we believe these metrics appropriately align management with our stockholders through our short-term incentive plan.

Strategic and Operational Metrics (25% of Total Scorecard)

As noted above, our Compensation Committee believes our value proposition to stockholders positions AGNC for a premium valuation. Our Compensation Committee seeks to drive management performance in these areas and focuses our strategic and operations measures on the following components:

•	Highly Efficient Operating Cost Structure: maintain low operating cost structure relative to peers
•	Disciplined Risk Management: mitigate risk based on the Company’s comprehensive risk management framework
•	Stockholder Focus: focus on financial disclosure, stockholder engagement, and ESG practices
•	Liquidity and Scale: active stockholder-friendly capital management approach

Annual 2019 Corporate Scorecard Incentive Compensation Determination

Following a review of each of the three components of the 2019 Corporate Scorecard, the Compensation Committee calculated a total scorecard payout for 2019 of 130.5%. A more detailed discussion regarding each of the two elements included in the Corporate Scorecard is provided below.

Index	Index Weight	Index Payout	Weighted Payout

Financial Metrics	75%	140.7%	105.5%
Operational / Strategic Metrics	25%	100.0%	25.0%
Corporate Scorecard Payout			130.5%

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Financial Metric Results

Based on our 2019 Corporate Scorecard, a review of our 2019 financial performance indicated a 140.7% payout for the financial metric portion. AGNC produced strong results in 2019, exceeding the target performance goals for relative economic return and relative price-to-tangible book ratio and exceeding the outperformance level for absolute annual economic return. These strong results are particularly compelling in light of the challenges of interest rate volatility, a flat or inverted yield curve, and disruption of the funding markets that occurred during the year.

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2019 Operational and Strategic Review

2019 marked our third full year as an internally-managed REIT. In evaluating our performance under the operational and strategic objectives portion of the scorecard, the Compensation Committee noted the following achievements, among others, in determining that the Company had met target expectations on the operational and strategic objectives:

Component of Value Proposition	Objective	2019 Assessment
Highly Efficient Operating Cost Structure	✓ Maintain low operating cost structure relative to the residential mortgage REIT and broader asset management industries	✓ Maintained lowest cost operating model among mortgage REITs ✓ Maintained service levels throughout the organization
Disciplined Risk Management

✓  Mitigate risk through AGNC’s comprehensive risk management framework, which is predicated on careful asset selection, disciplined hedging, and diversified funding, with the goal of preserving tangible net book value across market scenarios over the long-term

✓  Operated within defined risk limits, regulatory requirements, and operational norms, with a view toward managing enterprise wide risks

✓  Repositioned Agency MBS portfolio into lower coupons and prepay-protected securities to mitigate the impact of the significant rate rally that occurred during the year

✓  Increased hedge ratio while also opportunistically terminating a significant amount of longer-term pay-fixed swaps and short U.S. Treasury positions to effectively “lock in” Fed rate cuts and reduce exposure to LIBOR

✓  Risk management activities resulted in significant increase in tangible book value on an absolute basis and relative to what management’s sensitivity model indicated at the beginning of 2019

Stockholder Focus	✓ Produce detailed and transparent public financial disclosure; actively engage with investors; and maintain strong corporate environmental, social, and governance (“ESG”) practices

✓  Maintained best-in-class disclosure and timely and accurate financial reporting

✓  Participated in over 120 institutional investor meetings through six conferences, six non-deal roadshows, and various calls

✓  Actively engaged with institutional stockholders regarding governance and “Say on Pay”

✓  Enhanced disclosure in proxy statement and website regarding ESG practices

✓  Complied with governance requirements, listing standards, record keeping, and legal reporting

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Component of Value Proposition	Objective	2019 Assessment
Liquidity and Scale	✓ Continue active, stockholder-friendly capital management approach that is consistent with broader market considerations

✓  Raised $638 million of preferred equity across two deals, including our Series E preferred, which was at the time the largest preferred stock offering in AGNC’s history and at our lowest fixed-rate coupon during the fixed rate period

✓  Redeemed the $175 million Series B preferred stock to generate meaningful cost savings

✓  Opportunistically raised $190 million through the ATM at a premium to tangible net book value and repurchased $103 million of common stock when it reached a significant discount to tangible net book value

Individual Bonus Decisions

Short-term incentives for Messrs. Kain and Federico in 2019 were based solely on achievement of the Corporate Scorecard measures. Based on the Compensation Committee’s assessment of the 2019 Corporate Scorecard, this resulted in a payout of 130.5% of target for Messrs. Kain and Federico.

Other NEOs’ short-term cash incentives were based predominantly on the Corporate Scorecard measures and to a lesser extent on an individual performance assessment. Mr. Kuehl was awarded a cash bonus at 124.4% of his target based on a relative weighting of the Corporate Scorecard at 80% and his personal performance at 20% (awarded at target). In evaluating his personal performance, the Compensation Committee considered the significant positive impact that his management of the Agency portfolio, including the repositioning of the Agency portfolio to mitigate the impact of prepayments resulting from declining interest rates, had on the Company’s overall performance in 2019. Ms. Bell and Mr. Pas each were awarded 118.3% of their target bonus, which reflects a relative weighting of the Corporate Scorecard at 60% and their individual personal performance at 40% (awarded at target). For Ms. Bell, the Compensation Committee considered her contributions to AGNC’s high quality financial reporting, management of a large team, and her ongoing and significant contributions in oversight of our accounting, tax, and treasury operations and financial planning. For Mr. Pas, the Compensation Committee considered his contributions in managing the Company’s portfolio of non-Agency securities, his insights on the credit landscape that have influenced our overall outlook, and his leadership in developing our capabilities to invest in new business lines.

These 2019 bonus payments are reflected in the following table:

NEO	Short-Term Incentive Award ($)	Percentage of 2019 Target
Gary D. Kain	7,047,000	130.5%
Peter J. Federico	2,349,000	130.5%
Christopher J. Kuehl	1,992,888	124.4%
Aaron J. Pas	754,163	118.3%
Bernice E. Bell	591,500	118.3%

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2020 Corporate Scorecard

The Compensation Committee annually reviews the appropriateness of the Corporate Scorecard and considers feedback from stockholders as part of their deliberations. As in prior years, the Compensation Committee set financial measures for the 2020 Scorecard following its review of back-testing over a multi-year period and the Company’s forecast for 2020. After reviewing these factors, the Compensation Committee elected to increase the rigor of the relative annual economic return measure by raising the base target to 1% (above peer group average) from 0% (equal to peer group average), with performance bounds updated to reflect appropriate ranges based upon the historical distribution of results and other factors. A table outlining the financial objectives for 2020 is provided below. The Compensation Committee determined that, after adding three new peers in 2019 to the comparative group used in evaluating our compensation, no additional changes were necessary for 2020 after considering the size and capital allocations of these peers and other residential mortgage REITs.

			Performance Continuum

Metric Weight	Component of Value Proposition	Performance Metric	Below Threshold	Threshold	Base Target	Out- performance
25%	Strong Financial Performance	Absolute Annual Economic Return	< 0.0%	0.0%	10.0%	≥ 17.0%
25%		Relative Annual Economic Return	< (5.0%)	(5.0%)	1.0%	≥ 5.5%
25%		Relative Price-to-Tangible Book Ratio	< (6.5%)	(6.5%)	3.5%	≥ 11.0%
Payout Continuum (% of Metric Weight)			0%	50%	100%	150%

Taking into account feedback received from investors, the Compensation Committee also determined that it remained appropriate to consider non-financial strategic and operational objectives as 25% of the overall Corporate Scorecard, and these objectives remained aimed at our value proposition to stockholders as they were in 2019.

Equity Incentive Compensation

The Compensation Committee believes that equity incentive compensation is an important component of our NEO compensation package and is critical in attracting, motivating, and retaining outstanding employees. Equity incentive compensation is intended to closely align our NEOs’ and other employees’ interests with our long-term success and promote long-term employee retention. Our long-term incentive program consists of a combination of performance-based RSUs and time-vesting RSUs. Effective in 2019, all of our NEOs receive at least 50% of their long-term incentive awards in the form of performance-based awards.

Performance-based RSUs are designed to reward creation of long-term economic returns for our stockholders both on an absolute and relative basis. To establish challenging economic thresholds and motivate long-term performance, the awards vest at the end of a three-year performance period based 50% on our absolute economic return and 50% on our economic return relative to the economic returns of an unweighted average of the Agency REIT Peer Group. In establishing vesting criteria for these awards, the Compensation Committee considers historical returns for us and our peers and our forecast. Absolute and relative economic returns are calculated on a cumulative basis over the three-year performance period. Achievement of these goals will be determined in the same manner, including the same peer group, as described above with respect to the short-term incentive awards for such year. For performance between the threshold, target, and outperformance measures, the number of shares vested will be determined through linear interpolation.

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2019 Long-Term Incentive Awards

In response to stockholder feedback, the Compensation Committee evaluated the appropriateness of the pay mix of its NEOs and implemented the following changes to incentive compensation effective for 2019 long-term incentive awards:

•

Effective February 1, 2019, Mr. Kain’s compensation mix was revised to increase the weighting of the LTI component to 56% of total direct compensation, and within the LTI component, 67% of target grant value is performance-based.

•

The Company took steps in 2019 to ensure that at least 50% of the long-term incentives granted to its NEOs consisted of performance-based awards. Specifically, the Company entered into new employment arrangements with Ms. Bell and Mr. Pas to increase their target level of long-term incentive compensation overall and to clarify that 50% of their target long-term incentive compensation will be performance-based.

The 2019 long-term incentive awards made by the Compensation Committee were at each NEO’s target levels as specified in his or her respective employment agreement and are reflected in the following table:

Mix of Long-Term Incentive Awards

NEO	AGNC Time-Vested RSUs(1) ($)	AGNC Performance-Vested RSUs(2) ($)	Total Value of Awards ($)
Gary D. Kain	2,700,000	5,400,000	8,100,000
Peter J. Federico	900,000	900,000	1,800,000
Christopher J. Kuehl	700,000	700,000	1,400,000
Bernice E. Bell	375,000	375,000	750,000
Aaron J. Pas	375,000	375,000	750,000

(1)	Awards vest ratably over a three-year period, and distributions may be deferred for up to 10 years.
(2)

Represents target grant-date fair value and assumes performance achievement at 100% of target. Performance payouts may range from 0% to 200% of target based on actual performance. Awards are subject to 3-year cliff vesting and distributions may be deferred for up to 10 years. See “Incentive Compensation” in “Compensation Discussion and Analysis.”

The grant-date fair value of these awards is included in the Summary Compensation Table and Grants of Plan-Based Awards Table below. The ultimate value of the AGNC RSUs will depend on AGNC’s total stockholder return over the vesting period, and in the case of the performance-vested RSUs, AGNC’s absolute and relative economic return over the three-year performance period.

The table below sets forth the below threshold, threshold, target, and outperformance levels established by the Compensation Committee for performance-based RSU awards made in 2019.

Performance Variable	Metric Weight	Below Threshold	Threshold	Target	Outperformance
Three Year Absolute Economic Return	50%	< 0.0%	0.0%	30.0%	60.0%
Three Year Relative Economic Return	50%	< (7.5%)	(7.5%)	0.0%	7.5%
Performance-Based Payout Factor	100%	0%	0%	100%	200%

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2020 Long-Term Incentive Awards

In January 2020 as part of its ongoing review of our compensation program and the aggregate compensation paid to each of our NEOs, the Compensation Committee determined it was appropriate to increase the target long-term incentive awards for our NEOs (other than Mr. Kain) and to increase the allocation of performance-based incentive awards relative to time-based awards for our President and Chief Operating Officer and our Executive Vice President for Agency Portfolio Investments. In making this determination, the Committee consulted with FW Cook and considered a number of factors, including the feedback we heard during our Fall 2019 stockholder engagement, the compensation practices at comparable companies, and our ongoing commitment to link NEO compensation to our long-term performance.

•

Messrs. Federico and Kuehl received an increase in their target long-term incentives from $1.8 million to $2.3 million and $1.4 million to $1.65 million, respectively. In addition, the allocation of their target LTI awards going forward are to be 67% performance-based and 33% time-based (as compared to a 50/50 weighting in prior year awards). This increase in target LTI is the first increase in target compensation for each of Messrs. Federico and Kuehl since 2016.

•	Ms. Bell’s long-term incentive target was increased from $750,000 to $875,000, with the allocation among time-based and performance-based remaining unchanged at an equal weighting.
•	Mr. Pas’s long-term incentive target was increased from $750,000 to $807,500, with the allocation among time-based and performance-based remaining unchanged at an equal weighting.

With these changes, more than 87% of total direct target compensation for our NEOs will consist of short- and long-term incentives of which 80% is linked directly to our performance.

The Compensation Committee also reviewed the performance measures used for the performance-based RSUs and determined it was appropriate to make the relative economic return measure more challenging by increasing each of the threshold, target, and outperformance award levels by 3.0% for 2020 awards to be reflective of the changes made to the metric for annual bonus awards. The performance award levels adopted by the Compensation Committee for performance-based RSU awards made in 2020 are set forth in the table below.

Performance Variable	Metric Weight	Below Threshold	Threshold	Base Performance Target	Outperformance
Absolute Three-Year Economic Return	50%	< 0.0%	0.0%	30.0%	≥ 60.0%
Relative Three-Year Economic Return	50%	< (4.5%)	(4.5%)	3.0%	≥ 10.5%
Performance-Based Payout Factor	100%	0%	0%	100%	200%

2017 Performance-Based Restricted Stock Unit Awards

The three-year performance period for the performance-based RSU awards made to our NEOs in March 2017 was completed on December 31, 2019. The performance calculations included absolute economic return measured from December 31, 2016 through December 31, 2019 and relative economic return as compared to an Agency mortgage REIT peer group determined at the time of the grant and measured from September 30, 2016 through September 30, 2019. AGNC generated an absolute economic return of +23.0% and relative economic return of +11.1% for the respective measurement periods, resulting in a vesting factor of 138.3% of the target number of shares for the 2017 performance-based RSUs, as validated by the Compensation Committee. Unless deferred by the NEO, distribution of shares in settlement of these awards will occur on March 15, 2020, provided that the recipient remains employed by the Company on that date. The diagram below includes the performance

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targets and details the performance calculations for these awards. Additional details regarding these RSUs are provided in the Outstanding Equity Awards table on page 63 of this proxy statement. These measures were established in 2017 based on then anticipated ranges of performance deemed to be appropriately challenging based on the Committee’s analyses, including back-testing.

Savings and Health and Welfare Benefits

Our executive officers participate in a broad-based 401(k) retirement savings plan generally applicable to all our employees, which includes an opportunity to receive employer matching contributions. We do not currently provide for pension plans, supplemental retirement plans, or deferred compensation plans (other than the ability to elect to defer payments of long-term incentive awards) for our executive officers. In addition, all of our executive officers also participate in medical, dental, vision, disability, life and long-term care insurance, and qualified transportation benefits that are provided generally to our employees.

Perquisites and Other Personal Benefits

We do not believe our executive officers should receive special perquisites and benefits and do not currently provide our executive officers with any perquisites or other personal benefits that are not available on a non-discriminatory basis to all employees.

Compensation Decision Process

Compensation Comparator Group

AGNC’s internal management structure, size and scale relative to residential mortgage REITs, and our Agency mortgage-backed securities investment focus are significant differentiators relative to other potential comparative public companies and have made identifying a peer group for AGNC challenging.

•

Of the 20 REITs in the Resi mREIT Universe, only seven are internally-managed. This means that compensation data is available and that the REIT is directly responsible for determining executive compensation at only seven of the 20. The other 13 REITs in this index are externally-managed, pay a third-party a management fee as a set percentage of equity in lieu of compensating employees directly, and provide only limited information, if any, regarding compensation paid to individual NEOs.

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•

Within the Resi mREIT Universe, AGNC is the largest internally-managed residential mortgage REIT and the second largest residential mortgage REIT by most meaningful financial measures including market capitalization, total assets, and total equity. AGNC is more than two and a half times larger than the next largest internally-managed residential mortgage REIT, based on total market capitalization as of December 31, 2019.

•

Our CEO is our Chief Investment Officer and acts as our portfolio manager; as a result, the most comparable positions are hedge fund, trading desk, and portfolio managers whose pay is not public and is typically very high.

As a result, the Compensation Committee has not adopted a policy to benchmark compensation levels against comparative companies, as we believe that our internal management structure combined with our size and scale relative to other mortgage REITs significantly differentiates us. However, the Compensation Committee, with the assistance of FW Cook, reviews compensation levels and practices at various financial services companies. In 2019, the Compensation Committee reviewed the compensation practices at 18 companies, including six internally-managed publicly-traded mortgage REITs and 12 publicly-traded asset management companies and non-bank financial services companies. The Compensation Committee determined the highly specialized and unique skill sets required of executives of these industries are most comparable to those required of AGNC’s NEOs, though none are an exact match for our Company.

Mortgage REITs:	Asset Management and Financial Services Companies:
Arbor Realty Trust, Inc.	Affiliated Managers Group, Inc.
Chimera Investment Corporation Colony Capital, Inc.	AllianceBernstein Holding L.P. Ameriprise Financial, Inc.
Ladder Capital Corp.	Apollo Global Management LLC
MFA Financial, Inc.	Ares Management LP
Redwood Trust, Inc.	Eaton Vance Corp.
Invesco Ltd.
KKR & Co. L.P.
Legg Mason, Inc.
Oaktree Capital Group LLC
The Blackstone Group L.P.
The Carlyle Group L.P.

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Factors considered by the Compensation Committee in selecting companies for this analysis are outlined in the below table.

Comparator Sub-group	Context	Key Differences with AGNC
Internally-managed publicly-traded mortgage REITs	Of 20 residential mortgage REITs, only seven are internally-managed (providing for disclosure and comparability of compensation) AGNC is by far the largest internally-managed REIT

•  The closest mortgage REITs in size and scale, Annaly Capital Management, Inc. and New Residential Investment Corp., are both externally-managed and do not fully disclose executive remuneration

•  Executives of externally-managed REITs often own interests in the management company and thereby derive significant undisclosed annual financial benefit from the management fees paid. By comparison, AGNC NEOs’ annual pay is fully disclosed as compensation

•  AGNC is over 2.5x larger than the next largest internally-managed residential mortgage REIT

•  AGNC is the only internally-managed REIT of any material size that invests predominantly in Agency securities

Publicly-traded asset management companies and non-bank financial services companies	Asset management firms generate income from management fees charged to clients, while AGNC generates income primarily from investments in mortgage securities	Our performance (e.g. return on assets, invested capital, or equity) varies materially from asset management firms as a result of the vastly different asset base and significant leverage and hedging activities inherent in our business model

For purposes of evaluating our performance and operations under our 2019 Corporate Scorecard and 2019 performance-based long-term incentive awards, the Compensation Committee uses a subset of the Resi mREIT Universe, which we refer to herein as the “Agency REIT Peer Group.” These REITs are:

•	Annaly Capital Management, Inc.
•	Anworth Mortgage Asset Corporation
•	ARMOUR Residential REIT, Inc
•	Capstead Mortgage Corporation
•	Dynex Capital, Inc.
•	Invesco Mortgage Capital, Inc.
•	Two Harbors Investment Corp.

The Agency REIT Peer Group companies have portfolios and investment objectives that most closely resemble our own focus on Agency securities. Non-agency REITs in the Resi mREIT Universe have strategies that place a greater emphasis on credit-sensitive assets than our portfolio and those of our Agency REIT Peer Group. As such, these REITs would be expected to achieve divergent returns from our own Agency security-focused portfolio through various economic cycles and conditions. The Compensation Committee thus

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determined that our economic returns and trading price relative to book value are appropriately measured against a simple, unweighted average of the Agency REIT Peer Group for purposes of determining our relative performance. None of the seven REITs in the Agency REIT Peer Group were included in the group of companies whose executive compensation practices were reviewed by the Committee because these seven REITs are either significantly smaller than AGNC or externally-managed and therefore do not fully disclose compensation of their executives.

The Compensation Committee continues to evaluate our peer group construction in response to changes in market conditions and the REIT sector and elected in 2019 to add three companies to the Agency REIT Peer Group, which is used by the Compensation Committee in measuring relative performance for purposes of short and long term performance-based compensation, as discussed above. In evaluating inclusion in the Agency REIT Peer Group to be used for relative performance measures, the Compensation Committee established guiding parameters, including a minimum of $500 million in total stockholders’ equity and approximately 50% or greater of capital allocation to Agency residential mortgage-based securities. Despite shifting capital allocations among our peers, the Compensation Committee concluded that changes to the Agency REIT Peer Group were not necessary for 2020 after considering the importance of limiting the number of changes in order to provide meaningful ongoing comparative analyses.

Role of Compensation and Corporate Governance Committee

Our Compensation Committee, which is comprised solely of independent directors, is responsible for establishing and overseeing our philosophy regarding executive compensation and makes all decisions relating to the compensation of our NEOs. The Compensation Committee is also responsible for ensuring that the total compensation offered to our executive officers is fair and competitive and motivates high performance. The terms of any employment agreements with our NEOs and actions on compensation under the employment agreements are also under the primary direction of the Compensation Committee. Decisions related to CEO compensation are reviewed and approved by the Company’s independent directors based on the Compensation Committee’s evaluation of goals and objectives.

The Compensation Committee periodically reviews the Company’s compensation policies and programs and makes any modifications that the Committee deems necessary or advisable, subject to the terms of such policies or programs. The Compensation Committee annually reviews and approves the Company’s goals and objectives relevant to the compensation of the NEOs and other employees of the Company. Our Compensation Committee focuses on implementing an overall compensation program that emphasizes pay based on performance and alignment of interests with stockholders.

Role of Management

All compensation decisions related to our executive officers are at the discretion of the Compensation Committee or independent directors of our Board. The Compensation Committee considers the advice and counsel of the CEO when evaluating compensation of the other NEOs given his direct day-to-day working and supervisory relationship with those executives. Taking this feedback into consideration, the Compensation Committee engages in discussions and either determines the compensation of our NEOs or, with respect to the CEO or otherwise at its option, makes a final recommendation to the Board related to compensation paid to NEOs. Our CEO is not present and does not participate in the portions of meetings of the Compensation Committee or of the Board at which his performance is evaluated and his compensation is discussed and determined; only independent directors participate in such matters.

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Role of the Independent Compensation Consultant

Under its charter, the Compensation Committee has the authority to select, retain, and terminate compensation consultants. The Compensation Committee has retained FW Cook to provide advice and counsel on executive compensation opportunities and program design and structure. Representatives of FW Cook attended certain meetings of the Compensation Committee, including meeting with members of the Compensation Committee without members of management present. FW Cook assisted the Compensation Committee in its analysis and evaluation of our initial executive compensation program, practices, and communications, and provided the Compensation Committee with market data and analysis of certain comparator companies who hire personnel and executives with similar skills and experience as our executive management team. FW Cook also provided assistance with our Corporate Scorecard, our long-term incentive awards, the setting of measures for performance-based incentive compensation, and other work that has informed executive compensation decisions.

Risk Assessment and Compensation

The Compensation Committee regularly monitors the risks and rewards associated with our compensation program. The Compensation Committee established our compensation program with the intent to align our interests with stockholders and prevent unnecessary or excessive risk-taking. We believe that our compensation policies and practices are well balanced and designed to avoid creating incentives that encourage unnecessary or excessive risks that could potentially have a material adverse effect on the Company. We use variable compensation for all of our NEOs, with a focus on performance. We have designed a compensation program with a mix of short- and long-term incentives to ensure management focuses on the long-term impact of short-term decisions and that management’s interests are aligned with stockholders. Compliance with the operational risk management guidelines designed to address excessive risk taking and approved by our Board is an integral part of the strategic and operational objectives of the Corporate Scorecard used for short-term incentive compensation decisions. The Compensation Committee continually assesses our executive compensation programs and has implemented additional policies and practices that we believe have further mitigated compensation driven risk, including the adoption of a clawback policy and senior executive officer stock ownership guidelines.

Other Compensation Policies and Practices

Stock Ownership Guidelines

We have adopted stock ownership guidelines for our executive officers requiring them to own, within five years of adoption of the policy or becoming subject to the policy, a minimum number of shares of our common stock based on a multiple of base salary. The requirement is 6x for our CEO and Chief Investment Officer and 3x for our President and any Executive Vice President. In 2020, we expanded the scope of our guidelines to require all other executive officers to own 2x of their base salary. Until the foregoing ownership requirements are met, each is expected to retain at least 50% of the shares of common stock received upon vesting or earn-out of stock-based compensation, net of any shares withheld or sold to pay taxes on such income. Shares of time-vested restricted stock units granted under the 2016 Plan (whether vested, unvested, or subject to a deferral election) are included in determining the number of shares held for this purpose, net of anticipated tax withholdings. Shares of unvested performance-based RSUs are not included for this purpose prior to completion of the applicable performance period. As of February 24, 2020, Mr. Kain held in excess of 35x, Messrs. Federico and Kuehl each held 8x or more, and Mr. Pas held in excess of 2x of their respective 2019 base salary calculated

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in accordance with our guidelines. As of February 24, 2020, Ms. Bell owned greater than 1x her respective base salary as calculated in accordance with our guidelines and is expected to reach the guideline amount within the phase-in period under the policy.

The following table sets forth the total stock ownership of all our NEOs, including beneficially owned, unvested, and deferred shares, as calculated pursuant to our stock ownership guidelines as of February 24, 2020:

Name	Beneficially Owned Shares (#)		Unvested Shares (#)(2)	Deferred Shares (#)(2)	Total (#)
Gary D. Kain	1,126,296	(1)	445,858	167,152	1,739,306
Peter J. Federico	284,289		130,923	30,837	446,049
Christopher J. Kuehl	300,839		94,886	9,561	405,285
Bernice E. Bell	6,521		32,609	9,860	48,990
Aaron J. Pas	–		37,654	17,455	55,109

(1)	Includes 724,009 shares held in a family trust or custodian account over which shares Mr. Kain has voting and dispositive power.
(2)	Share amounts are net of anticipated tax withholdings.

Anti-Hedging and Pledging Policy

Our Board has adopted a policy prohibiting our executive officers and directors from any hedging, pledging, or entering into margin loans with respect to any shares of our common stock or from engaging in short sales of our common stock or entering into any other transaction or derivative agreement where he or she would earn a profit or offset losses due to a decline of our stock price. By way of example, transactions prohibited under the policy may include options, short sales, puts, calls, or derivative actions such as forwards, futures, or swaps. In addition to the restrictions imposed on our executive officers and directors, the AGNC Mortgage Management, LLC Personal Investments Code prohibits all employees from engaging in financial transactions that directly hedge or offset, or is designed to directly hedge or offset, any decrease in the market value of our common stock.

Clawback Policy

We have adopted a clawback policy relating to recovery of certain excess performance-based compensation in the event of an accounting restatement by the Company due to material noncompliance with any financial reporting requirement under U.S. federal securities laws resulting at least in part from the willful fraud, dishonesty, or recklessness of one of the Company’s executive officers in the performance of his or her duties to the Company. Under this policy, the Company would be entitled to seek recovery of the portion of any performance-based compensation paid to our executive officers that would not have been earned had the Company’s restated financial statements been used in the determination of the amount of performance-based compensation originally awarded. This policy includes a three year look back period.

Employment Agreements

At the time of the Internalization, the Company inherited the employment agreements that Messrs. Kain, Federico, and Kuehl had in place with our external manager. The Compensation Committee, with the assistance of FW Cook, worked with each of these executives, who voluntarily agreed to negotiate new employment agreements that would shift the balance of their compensation from fixed elements to incentive compensation, thereby further aligning their interests with those of our stockholders on a short- and long-term basis. These new

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employment agreements, entered into in November 2016, secured the retention of these executives, who had a track-record of strong performance. They also were intended to provide appropriate and balanced incentives toward achieving the annual and long-term strategic objectives set by the Compensation Committee and to create a stronger alignment of interests between our executives and our stockholders.

In connection with the renegotiation of his employment agreement in 2016, Mr. Kain voluntarily agreed to significant reductions to his base and target incentive compensation to be implemented in 2017 and 2018. Mr. Kain subsequently agreed to a restructuring of his compensation package again in 2019 in response to feedback from stockholders expressing a desire to see a greater percentage of CEO compensation be in the form of long-term incentive awards with a specific emphasis toward performance-based long-term incentive awards. Thus, effective February 1, 2019, 56% of Mr. Kain’s target compensation is in the form of long-term incentive awards, and 67% of his target level LTI grant value is in the form of performance-based awards vesting after completion of a three-year performance period.

Mr. Kain’s revised employment agreement also provides that if his employment terminates after March 15, 2021 by reason of a voluntary termination as a result of retirement and pursuant to a succession plan approved by the Compensation Committee, Mr. Kain’s time-based LTI awards that are outstanding at the time of his retirement would vest in full at such time. His performance-based LTI awards would vest on the same terms as though Mr. Kain had remained employed by the Company for the remainder of the vesting period applicable to such awards, provided that he continued to comply with certain covenants contained in the agreement. For any LTI awards granted to Mr. Kain in the year of his retirement, accelerated vesting of the time-based portion and continuation of the performance-based portion would apply only to a pro rata portion of the awards based on the number of full calendar months Mr. Kain was employed in such year.

The Compensation Committee reviews the compensation of our executive officers on an annual basis and will make adjustments when warranted by personal performance and internal and external pay equity. The Compensation Committee determined in 2019 that it was appropriate to have employment contracts in place with all of our NEOs. In 2020, after considering the feedback we heard during our Fall 2019 stockholder engagement, the compensation practices at comparable companies, and our ongoing commitment to link NEO compensation to performance, the Compensation Committee entered into amendments dated February 13, 2020 to the existing employment agreements with each of Messrs. Federico, Kuehl and Pas and Ms. Bell to increase each NEO’s respective target incentive awards as described above. The Compensation Committee also considered the further effect these compensation changes would make to promote internal and external pay equity among our NEOs and employee retention and to further stockholder alignment by emphasizing incentive-based compensation as a significant portion of overall target compensation.

The employment agreements include certain severance payments and benefits if a NEO that is party to an employment agreement is terminated by the Company without “cause” or by the NEO for “good reason,” as each term is defined in each respective employment agreement and were the result of arms-length negotiations with these NEOs. The severance provisions included in the employment agreements related to a change of control include a “double trigger” requirement, which we determined was appropriate and in the best interest of our stockholders. See “Severance and Change of Control Payments” below. The employment agreements with these NEOs also include covenants related to post-employment obligations in areas such as competition with us, solicitation of our employees, and the confidentiality of certain information.

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Tax Considerations

Section 162(m) of the Code generally prohibits any publicly held corporation from taking a federal income tax deduction for compensation in excess of $1 million in any taxable year to an executive officer who is named in the Summary Compensation Table. The Tax Cuts and Jobs Act, which was signed into law December 22, 2017, eliminated exceptions for certain performance-based compensation, among other things, under Section 162(m), subject to a special rule that “grandfathered” certain awards and arrangements in effect on or before November 2, 2017. In structuring our compensation programs, the Compensation Committee had considered this and other provisions; however, the Compensation Committee did not believe that it was necessarily in our best interests and the best interests of our stockholders for all compensation to meet the requirements of Section 162(m) for deductibility. As a REIT, we are generally not subject to federal and state corporate income tax and therefore tax deductions are less valuable to us than to many other corporations. Thus, compensation awarded in excess of $1 million to our NEOs generally will not be deductible. Although Section 162(m) and the Tax Cuts and Jobs Act limits the deductibility of compensation paid to NEOs, the Committee will continue to retain flexibility to design compensation programs that are in the best long-term interests of the Company and our stockholders, with deductibility of compensation being one of a variety of considerations.

Report of the Compensation and Corporate Governance Committee

Our Compensation and Corporate Governance Committee reviewed and discussed with our management the “Compensation Discussion and Analysis” contained in this proxy statement. Based on that review and discussions, our Compensation and Corporate Governance Committee recommends to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement.

By the Compensation and Corporate

Governance Committee:

Morris A. Davis, Chair

John D. Fisk

Prue B. Larocca

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2019 Summary Compensation Table

The following table provides information concerning the compensation of our NEOs earned during our fiscal years ended December 31, 2019, 2018 and 2017, except for Ms. Bell who was not an NEO in 2017.

In the column “Salary,” we disclose the amount of base salary paid to the NEO during the fiscal year. See “Base Salary” under “Compensation Program in Detail” above, for a description of the base salaries payable under each NEO’s employment agreement.

In the column “Bonus,” we disclose the amount of short-term cash incentive payments earned by the NEO during the fiscal year. See “2019 Corporate Scorecard” for a description of the annual scorecard for calculating the cash component of our incentive compensation awards for 2019 that were paid in 2020, and which are included in the Summary Compensation Table for 2019. In the column “Stock Awards,” we disclose awards of RSUs under the 2016 Plan, which includes both performance-based vesting and time-based vesting awards. The grant date fair value of the RSU awards assumes performance achievement at 100% of the target amount. Performance payouts may range from 0% to 200% of the target amount based on actual performance achieved. See “Equity Incentive Compensation” under “Compensation Discussion and Analysis,” above.

The amounts in the column “All Other Compensation” represent employer matches for employee contributions to our 401(k) plan. The NEOs did not have any perquisites or other personal benefits in excess of the reporting thresholds during the fiscal year.

Name and Principal Position	Year(1)	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation ($)	Total ($)
Gary D. Kain Chief Executive Officer and Chief Investment Officer	2019	975,000	7,047,000	8,100,000	–	8,400	16,130,400
	2018	1,800,000	7,437,600	4,590,000	810,000	8,250	14,645,850
	2017	3,400,000	7,437,797	4,590,000	810,000	8,100	16,245,897

Peter J. Federico President and Chief Operating Officer	2019	900,000	2,349,000	1,800,000	–	8,400	5,057,400
	2018	900,000	1,859,400	1,530,000	270,000	8,250	4,567,650
	2017	900,000	2,180,462	1,530,000	270,000	8,100	4,888,562

Christopher J. Kuehl Executive Vice President	2019	900,000	1,992,888	1,400,000	–	8,400	4,301,288
	2018	900,000	1,642,240	1,050,000	350,000	8,250	3,950,490
	2017	900,000	1,876,480	1,050,000	350,000	8,100	4,184,580

Aaron J. Pas Senior Vice President	2019	425,000	754,163	750,000	–	8,400	1,937,563
	2018	425,000	1,048,561	318,750	106,250	8,250	1,906,811
	2017	425,000	1,118,558	318,750	106,250	8,100	1,976,658

Bernice E. Bell	2019	500,000	591,500	750,000	–	8,400	1,849,900
Senior Vice President and Chief Financial Officer	2018	450,000	465,315	180,000	60,000	8,250	1,163,565

(1)

The amounts reported in the “Stock Awards” column represent the aggregate grant date fair value of each NEO’s awards calculated in accordance with FASB ASC Topic 718, as required by SEC regulations. The fair market value of a stock award is based on the fair market value of our stock on the date of grant with the value of the performance-based RSUs based on the probable outcome of the performance conditions as of the grant date and is set at 100% of the target amount. The grant date fair value of the performance-based RSUs, assuming the highest level of performance conditions is met, was $10,800,000 for Mr. Kain, $1,800,000 for Mr. Federico, $1,400,000 for Mr. Kuehl, $750,000 for Ms. Bell, and $750,000 for Mr. Pas. See below in the Grants of Plan Based Awards in Fiscal Year 2019 table for further details regarding the allocation of grants between time-vesting and performance-based RSUs.

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(2)

In the column “Non-Equity Incentive Plan Compensation,” we disclose the amount of the NEO’s awards under the AGNC Mortgage Management, LLC Performance Incentive Plan—MTGE (the “MTGE PIP”), an equity compensation program that was associated with our subsidiary’s former management of MTGE Investment Corp. (“MTGE”). The value reported is equal to the cash amount that we funded for the purchase of MTGE shares on the open market.

Grants of Plan-Based Awards in Fiscal Year 2019

In the following table we provide information about each grant of an award made to an NEO during our fiscal year ended December 31, 2019 under the 2016 Plan. See “Equity Incentive Compensation” in “Compensation Discussion and Analysis” above for a description of the plan and awards. Amounts included in the “Grant date fair value of stock awards” column are valued in accordance with ASC 718 without reduction of any assumed forfeitures.

Name	Award Type(1)	Grant date(2)	Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Units	Grant date fair value of stock awards(4)
			Threshold (#)	Target (#)	Maximum (#)
Gary D. Kain
	AGNC Time-Based Vesting RSUs	3/1/19				153,758	$2,700,000
	AGNC Performance-Based Vesting RSUs	3/1/19	0	307,517	615,034		$5,400,000

Peter J. Federico
	AGNC Time-Based Vesting RSUs	3/1/19				51,252	$900,000
	AGNC Performance-Based Vesting RSUs	3/1/19	0	51,252	102,504		$900,000
Christopher J. Kuehl
	AGNC Time-Based Vesting RSUs	3/1/19				39,863	$700,000
	AGNC Performance-Based Vesting RSUs	3/1/19	0	39,863	79,726		$700,000
Aaron J. Pas
	AGNC Time-Based Vesting RSUs	3/1/19				21,355	$375,000
	AGNC Performance-Based Vesting RSUs	3/1/19	0	21,355	42,710		$375,000
Bernice E. Bell
	AGNC Time-Based Vesting RSUs	3/1/19				21,355	$375,000
	AGNC Performance-Based Vesting RSUs	3/1/19	0	21,355	42,710		$375,000

(1)

AGNC Time-Based Vesting RSU awards vest ratably over a three-year period in three equal installments. AGNC performance-Based Vesting RSU awards are subject to 3-year cliff vesting and meeting performance conditions. Awards were granted to each of Ms. Bell and Messrs. Kain, Federico, Kuehl, and Pas pursuant to the terms of his or her respective employment agreement.

(2)	The Compensation Committee approved all grants of plan based awards in fiscal year 2019 at a meeting held on February 20, 2019.
(3)	Excludes accrued dividend equivalent units.
(4)

AGNC Performance-Based Vesting RSUs’ grant date fair value assumes performance achievement at 100% of target. Performance payouts may range from 0% to 200% of target based on actual performance achieved.

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Outstanding Equity Awards at 2019 Fiscal Year-End

In this table we provide information about stock awards under the 2016 Plan that have not vested and are outstanding as of December 31, 2019, for each NEO.

Name	Grant Date	Stock awards
		Number of shares or units of stock that have not vested(1) (#)	Market value of shares or units of stock that have not vested(2) ($)	Equity incentive plan awards: number of unearned units that have not vested(1) (#)	Equity incentive plan awards: market or payout value of unearned units ($)
Gary D. Kain
	3/1/17	44,679(3)	$789,925
	3/1/17			264,817(4)	$4,681,965
	3/1/18	86,649(3)	$1,531,954
	3/1/18			185,667(4)	$3,282,593
	3/1/19	169,187(3)	$2,991,226
	3/1/19			338,376(5)	$5,982,488

Peter J. Federico
	3/1/17	14,891(3)	$263,273
	3/1/17			88,268(4)	$1,560,578
	3/1/18	28,860(3)	$510,245
	3/1/18			61,888(4)	$1,094,180
	3/1/19	56,395(3)	$997,064
	3/1/19			56,395(5)	$997,064

Christopher J. Kuehl
	3/1/17	8,274(3)	$146,284
	3/1/17			68,658(4)	$1,213,873
	3/1/18	16,038(3)	$283,552
	3/1/18			48,133(4)	$850,991
	3/1/19	43,864(3)	$775,516
	3/1/19			43,864(5)	$775,516
Bernice E. Bell
	3/1/17	2,837(3)	$50,158
	3/1/17			5,884(4)	$104,029
	3/1/18	5,501(3)	$97,258
	3/1/18			4,125(4)	$72,930
	3/1/19	23,493(3)	$415,356
	3/1/19			23,496(5)	$415,409

Aaron J. Pas
	3/1/17	5,022(3)	$88,789
	3/1/17			10,421(4)	$184,243
	3/1/18	9,741(3)	$172,221
	3/1/18			7,306(4)	$129,170
	3/1/19	23,493(3)	$415,356
	3/1/19			23,496(5)	$415,409

(1)

Includes accrued dividend equivalent units. Reflects performance achievement of 138.3% of target for March 1, 2017 performance-based vesting RSUs. Assumes performance achievement at 100% of target for March 1, 2018 and 2019 performance-based vesting RSUs.

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EXECUTIVE COMPENSATION

(2)	Market value computed by multiplying the closing market price of our stock on December 31, 2019, or $17.68, by the number of units.
(3)	Time-based vesting RSUs vest ratably over a three-year and one-half month period that commenced on the Grant Date with the next vesting date on March 15, 2020.
(4)	Performance-based vesting RSUs which, subject to meeting the performance conditions calculated over a three-year period, vest three years and one-half month from the Grant Date.
(5)	Performance-based vesting RSUs which, subject to meeting the performance conditions calculated over a three-year period, vest two years and eleven and one-half months from the Grant Date.

Option Exercises and Stock Vested for Fiscal Year 2019

The following table provides information about stock awards under the 2016 Plan that vested in 2019 for each NEO.

	Stock Awards
Name	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Gary D. Kain	107,129	$1,901,253
Peter J. Federico	50,852	$898,474
Christopher J. Kuehl	43,496	$764,754
Bernice E. Bell	6,959	$123,395
Aaron J. Pas	12,307	$218,231

Severance and Change of Control Payments

Employment Agreements

Each of the employment agreements with Ms. Bell and Messrs. Kain, Federico, Kuehl, and Pas contains provisions for payments upon certain events as set forth below.

Termination by the Board Without Cause or Termination by the Executive for Good Reason

If the employment of Ms. Bell or Messrs. Kain, Federico, Kuehl, or Pas terminates by reason of a Termination Without Cause or Termination For Good Reason, each as defined in their employment agreements, and such termination does not occur during the 21-month period (24 months in the case of Ms. Bell or Mr. Pas) following a Change of Control, each such executive would be entitled to the following payments from the Company, as applicable, in addition to the payments listed below under “All Terminations” (a) an amount equal to the product of (i) 2.5 for Mr. Kain, 1.5 for Mr. Federico or 1.0 for Ms. Bell or Messrs. Kuehl and Pas, multiplied by (ii) the sum of (A) the executive’s annual base salary at the time of such termination, plus (B) the target value of the executive’s annual cash bonus for the year in which such termination occurs (the “Severance Amount”), paid over 30 months for Mr. Kain, 18 months for Mr. Federico, and 12 months to Ms. Bell and Messrs. Kuehl and Pas, respectively; (b) a pro rata portion of the annual cash bonus the executive would have been entitled to receive if he or she had remained employed through December 31 of the year in which such termination occurs; (c) reimbursements under COBRA, or substitute payments, for the executive and his or her eligible dependents for up to 18 months (12 months in the case of Ms. Bell and Mr. Pas); and (d) acceleration of any outstanding unvested equity awards. In addition, if Mr. Kuehl remains unemployed on the first anniversary of such termination, he would be entitled to an amount equal to the product of 0.5, multiplied by the sum of his annual base salary at the time of such termination, plus the target value of his annual cash bonus for the year in which such termination occurred, paid over the following six months.

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EXECUTIVE COMPENSATION

Termination by the Board Without Cause or Termination by the Executive For Good Reason Following a Change of Control

If the employment of Ms. Bell or Messrs. Kain, Federico, Kuehl, or Pas terminates by reason of a Termination Without Cause or Termination For Good Reason, and such termination occurs during the 21-month period following a Change of Control (24-months in the case of Ms. Bell and Mr. Pas), as defined in their employment agreements, each such executive would be entitled to the following (as applicable), in addition to the payments listed below under “All Terminations”: (a) an amount equal to the product of (i) 2.5 (for Mr. Kain), 1.5 (for Messrs. Federico or Kuehl) or 1.0 (for Ms. Bell and Mr. Pas), multiplied by (ii) the sum of (A) the executive’s annual base salary at the time of such termination, plus (B) the target value of the executive’s annual cash bonus for the year in which such termination occurs, paid in a lump sum; (b) a pro rata portion of the target value of his or her annual cash bonus for the year in which such termination occurs (as determined by the Compensation Committee but assuming that all qualitative and subjective performance metrics were achieved at their target level); (c) COBRA reimbursements (or substitute payments) for the executive and his or her eligible dependents for up to 18 months (12 months in the case of Ms. Bell and Mr. Pas); and (d) acceleration of any outstanding unvested equity awards.

Death or Disability

If the employment period of Ms. Bell or Messrs. Kain, Federico, Kuehl, or Pas terminates early by reason of death or disability, each executive (or his or her estate or eligible dependents, if applicable) is entitled to receive, in addition to the payments listed below under “All Terminations”: (i) a pro rata portion of the annual cash bonus the executive would have been entitled to receive if he or she had remained employed through December 31 of the year in which such termination occurs (as determined by the Compensation Committee but assuming that the executive achieved all qualitative and subjective performance metrics at their target level), payable in a lump sum; (ii) COBRA reimbursements (or substitute payments) for the executive and his or her eligible dependents for up to 18 months (12 months in the case of Ms. Bell and Mr. Pas); and (iii) acceleration of any outstanding unvested equity awards.

All Terminations

If the employment period of Ms. Bell and Messrs. Kain, Federico, Kuehl, or Pas terminates early for any reason, each executive is entitled to receive (i) any earned but unpaid base salary; (ii) any annual cash bonus that has been earned for a calendar year prior to termination but is unpaid (but only if not a Termination For Cause or a voluntary termination by the executive for any reason other than Good Reason); (iii) any unpaid reimbursable expenses that have been incurred by the executive; (iv) any plan benefits which by their terms extend beyond termination of employment; and (v) any COBRA benefits generally available to employees.

In addition, each of the employment agreements contains a non-competition provision that prevents the officer from participating as an officer, employee, director, partner, stockholder, consultant or otherwise, in any type of business that engages in the Company’s business for a certain restricted period. Each of the employment agreements also contains a provision preventing the executive from soliciting any of our employees or interfering in a similar manner with our business during such restricted period.

Equity Plans

The 2016 Plan includes “double-trigger” acceleration provisions with respect to the vesting of awards in connection with a Change of Control of the Company (as defined in the 2016 Plan). Under the 2016 Plan, the vesting of awards may accelerate in connection with a Change of Control where either (1) within a specified

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EXECUTIVE COMPENSATION

period the participant experiences a qualifying termination of employment or service, as applicable, in a manner described in the award agreement or (2) the award is not continued, assumed, or converted into a replacement award in a manner described in the applicable award agreement.

The following table summarizes the estimated payments to be made under the employment or letter agreement for each NEO at, following, or in connection with any termination of employment, including by the Company without cause or by the executive for good reason, death or disability and upon a change of control. In accordance with SEC regulations, the following table does not include any amount to be provided to an NEO under any arrangement that does not discriminate in scope, terms or operation in favor of the NEO and that are available generally to all salaried employees. Also, the following table does not duplicate information already provided in the outstanding equity awards at fiscal year-end table, except to the extent that the amount payable to the NEO would be enhanced by the termination event. The amounts in the following table are hypothetical and based on SEC regulations. Actual payments will depend on the circumstances and timing of any termination.

In accordance with SEC regulations, for purposes of the quantitative disclosure in the following table, we have assumed that the termination took place on December 31, 2019, and that the price per share of our common stock is the closing market price as of December 31, 2019, which was $17.68.

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EXECUTIVE COMPENSATION

The information below constitutes forward-looking statements for purposes of the Private Litigation Securities Reform Act of 1995.

NEO Benefits and Payments upon Termination	Termination by Company Without Cause or Termination by Executive for Good Reason ($)		Termination by Company Without Cause or Termination by Executive for Good Reason, each in connection with a Change in Control ($)		Death or Disability ($)	Termination by Company for Cause or Voluntary Termination by Executive without Good Reason ($)
Gary D. Kain
Severance Amount	15,750,000	(1)	15,750,000	(2)	–	–
Base Salary	–		–		–	–
Cash Bonus(3)	7,047,000		7,047,000		7,047,000	–
Accelerated Equity Awards(4)	19,260,150		19,260,150		19,260,150	–
Insurance Benefits(5)	48,285		48,285		48,285	–
TOTAL:	42,105,435		42,105,435		26,355,435

Peter J. Federico
Severance Amount	4,050,000	(1)	4,050,000	(2)	–	–
Base Salary	–		–		–	–
Cash Bonus(3)	2,349,000		2,349,000		2,349,000	–
Accelerated Equity Awards(4)	5,422,403		5,422,403		5,422,403	–
Insurance Benefits(5)	48,285		48,285		48,285	–
TOTAL:	11,869,688		11,869,688		7,819,688
Christopher J. Kuehl
Severance Amount	2,502,000	(1)(6)	3,753,000	(2)	–	–
Base Salary	–		–		–	–
Cash Bonus(3)	1,992,888		1,992,888		1,992,888	–
Accelerated Equity Awards(4)	4,045,732		4,045,732		4,045,732	–
Insurance Benefits(5)	48,285		48,285		48,285	–
TOTAL:	8,588,905		9,839,905		6,086,905

Aaron J. Pas
Severance Amount	1,062,500	(1)	1,062,500	(2)	–	–
Base Salary	–		–		–	–
Cash Bonus(3)	754,163		754,163		754,163	–
Accelerated Equity Awards(4)	1,405,189		1,405,189		1,405,189	–
Insurance Benefits(5)	32,190		32,190		32,190	–
TOTAL:	3,254,042		3,254,042		2,191,542
Bernice E. Bell
Severance Amount	1,000,000	(1)	1,000,000	(2)	–	–
Base Salary	–		–		–	–
Cash Bonus(3)	591,500		591,500		591,500	–
Accelerated Equity Awards(4)	1,155,140		1,155,140		1,155,140	–
Insurance Benefits(5)	32,190		32,190		32,190	–
TOTAL:	2,778,830		2,778,830		1,778,830

(1)	Payable over a period of 30 months and 18 months for Messrs. Kain and Federico, respectively and over a period of 12 months for each of Messrs. Kuehl and Pas and Ms. Bell.

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EXECUTIVE COMPENSATION

(2)	Payable in a lump sum on the first payroll date 60 days after termination.
(3)

Payable in a lump sum by March 15 of the calendar year following the calendar year in which termination occurs. Reflects cash bonus NEO is entitled to receive for fiscal year 2019 based on achievement of corporate scorecard measures and personal performance, as applicable.

(4)

Reflects performance achievement of 138.3% of target for March 1, 2018 performance-based vesting RSUs. Assumes performance achievement at 100% of target for March 1, 2018 and 2019 performance-based vesting RSUs.

(5)	Insurance Benefits are based on the December 2019 monthly payment for Health, Dental and Vision coverage for each NEO.
(6)

Mr. Kuehl would be entitled to an additional $1,251,000 if he were to remain unemployed as of December 31, 2020, payable equally over the period from January 1, 2021 to June 30, 2021, unless he were to become employed by another employer during this period in 2021.

CEO Compensation Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we determined that the 2019 total compensation of Gary Kain, our Chief Executive Officer and Chief Investment Officer of $16,130,400, as shown in the Summary Compensation Table above (the “CEO Compensation”), was approximately 67 times the total compensation of a median employee in 2019 calculated in the same manner of $240,598.

We identified the median employee using the annual base salary and expected bonus, as of December 31, 2019, plus any long-term incentive stock awards granted in 2019 for all individuals, excluding our Chief Executive Officer, who were employed by us on December 31, 2019, the last day of our payroll year (whether employed on a full-time, part-time, or seasonal basis). After identifying the median employee, we calculated annual total compensation for such employee using the same methodology we used for determining the CEO Compensation.

68    AGNC INVESTMENT CORP. – Proxy Statement

INFORMATION REGARDING COMPANY VOTING SECURITIES

INFORMATION REGARDING COMPANY VOTING SECURITIES

Security Ownership of Management and Certain Beneficial Owners

The following table sets forth, as of February 24, 2020 (unless otherwise indicated), the beneficial ownership of common stock of each current director, each nominee for director, each of our named executive officers, our executive officers and directors as a group, and each stockholder known to management to own beneficially more than 5% of the outstanding shares of our common stock. Unless otherwise indicated, we believe that the beneficial owners set forth in the table below have sole voting and investment power. As of February 24, 2020, there were 540,943,011 shares of our common stock outstanding.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)		Percentage of Common Stock Beneficially Owned
Beneficial Owners of more than 5%:
BlackRock, Inc.(2)	61,064,769		11.3%
55 East 52nd Street New York, NY 10055
The Vanguard Group(3)	54,252,426		10.03%
100 Vanguard Blvd. Malvern, PA 19355
Directors and Named Executive Officers:(4)
Gary D. Kain	1,126,296	(5)	*
Peter J. Federico	284,289		*
Christopher J. Kuehl	300,839		*
Donna J. Blank	–		–
Bernice E. Bell	6,521		*
Morris A. Davis	7,350		–
John D. Fisk	–		–
Prue B. Larocca	25,506		*
Paul E. Mullings	–		–
Aaron J. Pas	–		–
Frances R. Spark	5,000		*
Directors and Executive Officers as a group (12 persons)	1,756,801		*

*	Less than one percent.
(1)

The amounts shown reflect shares of our common stock. Mr. Kain also owns 10,900 shares of our 6.875% Series D Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock (“Series D Preferred Stock”), representing less than one percent of the shares of Series D Preferred Stock issued and outstanding as of February 24, 2020. Holders of Series D Preferred Stock generally do not have any voting rights. Other than Mr. Kain’s ownership of Series D Preferred Stock, our Directors and executive officers do not own shares of our 7.00% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, 6.875%, Series D Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, 6.50% Series E Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock or 6.125% Series F Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock.

(2)

This information is based on a Schedule 13G/A filed with the SEC on February 4, 2020 by BlackRock, Inc., as a parent holding company or control person of certain named funds (“BlackRock”). BlackRock is the beneficial owner of 61,064,769 shares and has the sole power to dispose or direct the disposition of 61,064,769 of such shares and sole power to vote or direct the vote of 56,638,458 of such shares.

(3)

This information is based on a Schedule 13G/A filed with the SEC on February 10, 2020 by The Vanguard Group, Inc. (“Vanguard”), as an investment adviser. Vanguard is the beneficial owner of 54,252,426 shares and has the sole power to dispose or direct the disposition of 53,562,743 of such shares, shared power to dispose or direct the disposition of 689,683 of such shares, sole power to vote or direct the vote of 386,515 of such shares and shared power to vote or direct the vote of 356,464 of such shares.

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INFORMATION REGARDING COMPANY VOTING SECURITIES

(4)	The address of each of the executive officers and directors listed above is c/o AGNC Investment Corp., 2 Bethesda Metro Center, 12th Floor, Bethesda, MD 20814.
(5)	Includes 724,009 shares held in a family trust over which shares Mr. Kain has voting and dispositive power.

Delinquent Section 16(a) Reports

Based on a review of the written statements and copies of such reports furnished to us by our executive officers, directors, and greater than 10% beneficial owners, we believe that during fiscal year 2019 all Section 16(a) filing requirements applicable to our executive officers, directors, and beneficial owners of 10% or more of our common stock were timely satisfied.

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QUESTIONS AND ANSWERS ABOUT STOCKHOLDER COMMUNICATIONS AND PROPOSALS

QUESTIONS AND ANSWERS ABOUT STOCKHOLDER COMMUNICATIONS AND PROPOSALS

1.	WHO IS RESPONSIBLE FOR STOCKHOLDER COMMUNICATIONS?

The Board is of the view that management is primarily responsible for all communications on behalf of AGNC with stockholders and the public at large. Thus, in addition to our executive officers, we employ a Vice President, Investor Relations, whose primary responsibilities and those of certain members of her staff include investor and stockholder relations.

2.	HOW DO I COMMUNICATE WITH THE COMPANY’S BOARD?

Stockholders who wish to communicate with our Board or with a particular director may send a letter to our Secretary at AGNC Investment Corp., 2 Bethesda Metro Center, 12th Floor, Bethesda, MD 20814. Any communication should clearly specify that it is intended to be made to the entire Board or to one or more particular director(s).

Under this process, our Secretary reviews all such correspondence and will forward to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by AGNC that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls, or auditing matters are immediately brought to the attention of the Chair of the Audit Committee and handled in accordance with procedures approved by the Board with respect to such matters.

A copy of such procedures for the submission and handling of complaints or concerns regarding accounting, internal accounting controls, or auditing matters is included in our Code of Ethics, which is published in the Investors section of our web site at www.AGNC.com.

3.	HOW CAN A STOCKHOLDER NOMINATE A DIRECTOR OR SUBMIT A PROPOSAL FOR THE 2020 ANNUAL MEETING?

Stockholder proposals or nominees for election to the Board must be made in accordance with the procedures set forth in our By-laws and described in the following question, and not the procedures set forth in the preceding question.

4.	HOW CAN A STOCKHOLDER SUBMIT A PROPOSAL FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS?

Proposals received from common stockholders in accordance with Rule 14a-8 under the Exchange Act are given careful consideration by our Compensation Committee and our Board. If a common stockholder intends to present a proposal at the 2021 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act, in order for such stockholder proposal to be included in our proxy statement and proxy card for that meeting, the stockholder proposal must be received by our Secretary at AGNC Investment Corp., 2 Bethesda Metro Center, 12th Floor, Bethesda, Maryland 20814, on or before November 12, 2020, unless the date of the 2021 annual meeting of stockholders has been changed by more than 30 days from April 23, 2021; then the deadline is a reasonable time before we begin to print and send our proxy materials.

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QUESTIONS AND ANSWERS ABOUT STOCKHOLDER COMMUNICATIONS AND PROPOSALS

If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, the proposal will be included in our proxy statement and proxy card relating to such meeting. Nothing in the response to this question shall be deemed to require us to include any stockholder proposal that does not meet all the requirements for such inclusion established by the SEC in effect at that time.

In order for a proposal by a common stockholder submitted outside of Rule 14a-8, including any nominations for election to the Board made by common stockholders, to be considered at the 2021 annual meeting of stockholders, such proposal must be made by written notice (setting forth the information required by our current By-laws) and received by our Secretary not less than sixty and not more than ninety days in advance of the 2021 annual meeting.

Such proposals should be submitted by certified mail, return receipt requested.

5.	HOW CAN I OBTAIN A COPY OF THE COMPANY’S 2019 ANNUAL REPORT ON FORM 10-K AND OTHER SEC FILINGS?

A copy of our 2019 annual report on Form 10-K containing audited financial statements was delivered or made available with this proxy statement. Additional copies of our 2019 annual report on Form 10-K (without exhibits, unless otherwise requested) are available in print, free of charge, to stockholders requesting a copy by writing to: AGNC Investment Corp., Investor Relations, 2 Bethesda Metro Center, 12th Floor, Bethesda, Maryland 20814, or by calling (301) 968-9300. You may review our filings with the SEC by visiting the SEC’s home page on the internet at http://www.sec.gov or by visiting the Investors section of our web site at www.AGNC.com.

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QUESTIONS AND ANSWERS ABOUT THE 2020 ANNUAL MEETING AND VOTING

QUESTIONS AND ANSWERS ABOUT THE 2020 ANNUAL MEETING AND VOTING

1.	WHY DID I RECEIVE THESE PROXY MATERIALS?

Our Board is furnishing this proxy statement to you to solicit proxies on its behalf to be voted at the Annual Meeting on Thursday, April 23, 2020, at 9:00 a.m., Eastern Time, at the Hyatt Regency Bethesda, 7400 Wisconsin Avenue, Bethesda, Maryland 20814. The proxies also may be voted at any postponement or adjournment of the meeting.

All properly executed written proxies, and all properly completed proxies submitted by telephone or by the internet, that are timely delivered pursuant to this solicitation, will be voted at the Annual Meeting in accordance with the directions given in the proxy unless the proxy is revoked before the completion of voting at the meeting.

2.	WHAT ITEMS WILL BE CONSIDERED AND VOTED ON AT THE ANNUAL MEETING?

Proposal	Board Recommendations
1) Election of seven directors, each to serve a one-year term and until his or her successor is elected and qualified	FOR each of the nominees of the Board of Directors
2) Approval of an amendment to the Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock	FOR increasing the number of authorized common shares
3) Approval of an advisory resolution on executive compensation	FOR the advisory resolution
4) Ratification of the appointment of Ernst & Young LLP to serve as our independent public accountant for the year ending December 31, 2020	FOR the ratification of appointment

The Board does not intend to bring other matters before the Annual Meeting except items incidental to the conduct of the meeting. However, on all other matters properly brought before the meeting, or any postponement or adjournment thereof, by the Board or others, the persons named as proxies in the accompanying proxy card, or their substitutes, will vote in accordance with their discretion.

3.	WHAT IS A PROXY?

It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. Peter J. Federico and Kenneth L. Pollack have been designated as proxies by the Board for the Annual Meeting.

4.	WHAT IS THE RECORD DATE AND WHAT DOES IT MEAN?

The record date for the Annual Meeting is February 24, 2020 (the “record date”). The record date is established by the Board and only common stockholders of record at the close of business on the record date are entitled to:

a.	receive notice of the meeting; and

b.	vote at the meeting and any postponement or adjournment of the meeting.

Each common stockholder of record on the record date is entitled to one vote for each share of common stock held. On the record date, there were 540,943,011 shares of common stock outstanding.

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QUESTIONS AND ANSWERS ABOUT THE 2020 ANNUAL MEETING AND VOTING

5.	WHAT IS THE DIFFERENCE BETWEEN A STOCKHOLDER OF RECORD AND A STOCKHOLDER WHO HOLDS STOCK IN STREET NAME?

If your shares of common stock are registered in your name on the books and records of our transfer agent, you are a common stockholder of record.

If your shares of common stock are held for you through an intermediary in the name of your broker, bank or other nominee, your shares are held in street name. The answer to Question 10 below describes brokers’ discretionary voting authority and when your broker, bank or other nominee is permitted to vote your shares of common stock without instructions from you. For shares held through a benefit or compensation plan or a broker, bank, or other nominee, you may vote by submitting voting instructions to your plan trustee, broker, bank or nominee. If you attend the Annual Meeting, you may withdraw your proxy and vote in person.

It is important that you vote your shares of common stock if you are a stockholder of record and, if you hold shares in street name, that you provide appropriate voting instructions to your broker, bank, or other nominee as discussed in the answer to Question 10 below.

6.	WHAT ARE THE DIFFERENT METHODS THAT I CAN USE TO VOTE MY SHARES OF COMMON STOCK?

You may submit your proxy or vote your shares of our common stock by any of the following methods:

By Telephone or the Internet—Common stockholders can vote their shares via telephone or the internet as instructed in the proxy card or the voting instruction form. The telephone and internet procedures are designed to authenticate a stockholder’s identity, to allow common stockholders to vote their shares, and to confirm that their instructions have been properly recorded.

By Mail—A common stockholder who receives a paper proxy card or voting instruction form or requests a paper proxy card or voting instruction form by telephone or internet may elect to vote by mail and should complete, sign, and date the proxy card or voting instruction form and mail it in the pre-addressed envelope that accompanies the delivery of the proxy card or voting instruction form. For common stockholders of record, proxy cards submitted by mail must be received by the date and time of the Annual Meeting. For common stockholders who hold their shares through an intermediary, such as a broker, bank, or other nominee, the voting instruction form submitted by mail must be mailed by the deadline imposed by your broker, bank, or other nominee for your shares to be voted.

In Person—Shares of common stock held in your name as the stockholder of record may be voted by you in person at the Annual Meeting. Shares of common stock held beneficially in street name may be voted by you in person at the Annual Meeting only if you obtain a “legal” proxy from the broker, bank, or other nominee that holds your shares giving you the right to vote the shares and bring that “legal” proxy to the meeting.

7.	WHO COUNTS THE VOTES?

Our transfer agent will receive and tabulate the proxies and certify the results.

8.	WHAT IF A STOCKHOLDER DOES NOT SPECIFY A CHOICE FOR A MATTER WHEN RETURNING A PROXY?

Stockholders should specify their voting choice for each matter on the accompanying proxy. If no specification is made, such shares will be voted “FOR” the election of the seven director nominees, “FOR” the increase in the number of authorized shares of common stock, “FOR” the advisory resolution on executive compensation, and “FOR” the ratification of the appointment of Ernst & Young LLP as our independent public accountant for the year ending December 31, 2020.

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QUESTIONS AND ANSWERS ABOUT THE 2020 ANNUAL MEETING AND VOTING

9.	WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

It means that you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares.

We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is Computershare Investor Services. Computershare’s address is 462 South 4th St., Suite 1600, Louisville, KY 40202; you can reach Computershare at 1-800-733-5001 (from within the United States or Canada) or 781-575-3400 (from outside the United States or Canada).

10.	WILL MY SHARES BE VOTED IF I DO NOT PROVIDE MY PROXY?

Stockholders of Record—If you are a stockholder of record (see Question 5 above), your shares of common stock will not be voted if you do not provide your proxy unless you vote in person at the Annual Meeting. It is important that you vote your shares.

Street Name Holders—If your shares of common stock are held in street name (see Question 5 above) and you do not provide your signed and dated voting instruction form to your broker, bank, or other nominee, your shares may be voted by your broker, bank, or other nominee but only under certain circumstances. Specifically, under applicable rules, shares held in the name of your broker, bank, or other nominee may be voted by your broker, bank, or other nominee on certain “routine” matters if you do not provide voting instructions.

The only proposals to be voted on at the Annual Meeting that are considered a “routine” matter for which brokers, banks or other nominees may vote uninstructed shares is the approval of the amendment to our Certificate of Incorporation to increase the authorized number of shares of common stock and the ratification of the appointment of Ernst & Young LLP as the Company’s independent public accountant. The other proposals (specifically, the election of director nominees and the approval of the advisory resolution on executive compensation) are not considered “routine” under applicable rules, so the broker, bank, or other nominee cannot vote your shares on these proposals unless you provide to the broker, bank, or other nominee voting instructions for these matters. If you do not provide voting instructions on a non-routine matter, your shares of common stock will not be voted on the matter, which is referred to as a “broker non-vote.” It is, therefore, important that you vote your shares.

11.	ARE ABSTENTIONS AND BROKER NON-VOTES COUNTED?

Abstentions and broker non-votes will not be counted as votes cast and will not affect the outcome of the votes at the Annual Meeting. See Question 10 above for more information about broker non-votes.

12.	HOW CAN I REVOKE A PROXY?

The enclosed proxy is solicited on behalf of the Board and is revocable at any time prior to the voting of the proxy, by the filing of an instrument revoking it, or a duly executed proxy bearing a later date, with our Secretary, addressed to our principal executive offices at 2 Bethesda Metro Center, 12th Floor, Bethesda, Maryland 20814. In the event that you attend the Annual Meeting, you may revoke your proxy and cast your vote personally at the meeting.

13.	WHO WILL PAY THE COST OF THIS PROXY SOLICITATION?

We will bear the cost of soliciting proxies on the accompanying form. In addition to the use of mail, our officers and employees may solicit proxies by telephone or facsimile. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding our proxy materials to beneficial owners of our common stock.

AGNC INVESTMENT CORP. – Proxy Statement    75

QUESTIONS AND ANSWERS ABOUT THE 2020 ANNUAL MEETING AND VOTING

14.	HOW DO I OBTAIN ADMISSION TO THE ANNUAL MEETING?

If you wish to attend the Annual Meeting in person, we request that you register in advance with our Investor Relations department either by email at IR@AGNC.com or by telephone at (301) 968-9300. Attendance at the Annual Meeting will be limited to persons presenting proof of stock ownership on the record date and picture identification. If you hold shares directly in your name as the stockholder of record, proof of ownership could include a copy of your account statement or a copy of your stock certificate(s). If you hold shares through an intermediary, such as a broker, bank, or other nominee, proof of stock ownership could include a proxy from your broker, bank, or other nominee or a copy of your brokerage or bank account statement.

15.	HOW MANY VOTES MUST BE PRESENT TO HOLD THE ANNUAL MEETING?

In order for us to conduct the Annual Meeting, holders representing a majority of our outstanding shares of common stock entitled to vote as of the close of business on the record date must be present in person or by proxy at the meeting. This is referred to as a quorum. Your shares are counted as present at the Annual Meeting if you attend the meeting and vote in person or if you properly return a proxy by internet, telephone or mail.

Abstentions and broker non-votes will be considered present for the purpose of determining whether a quorum is present.

OTHER MATTERS

The Board does not intend to bring other matters before the Annual Meeting except items incidental to the conduct of the meeting. However, on all other matters properly brought before the meeting, or any postponement or adjournment thereof, by the Board or others, the persons named as proxies in the accompanying proxy card, or their substitutes, will vote in accordance with their discretion.

76    AGNC INVESTMENT CORP. – Proxy Statement

C123456789 000004 ENDORSEMENT_LINE SACK PACK 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 1:00 am, Central Time, on April 23, 2020 Online Go to www.investorvote.com/agnc or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/agnc Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2020 Annual Meeting Proxy Card 1234 5678 9012 345 A IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4. 1. Election of Directors: For     Against Abstain For Against Abstain For Against Abstain 01 - Donna J. Blank 02 - Morris A. Davis 03 - John D. Fisk 04 - Prue B. Larocca 05 - Paul E. Mullings 06 - Frances R. Spark 07 - Gary D. Kain 2. Approval of the amendment to our Amended and Restated Certificate of Incorporation to increase the total authorized number of shares of common stock from 900,000,000 to 1,500,000,000. For     Against Abstain 3. Advisory vote to approve the compensation of our named executive officers. For     Against Abstain 4. Ratification of appointment of Ernst & Young LLP as our independent public accountant for the year ending December 31, 2020. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as your name appears on your stock certificate. If registered in the names of two or more persons, each person should sign. Executors, administrators, trustees, guardians, attorneys, and corporate officers should show their full titles. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box.     Signature 2 — Please keep signature within the box. C 1234567890    J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 7 3 B M 4 4 8 2 2 2 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND Small steps make an impact Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/agnc AGNC Investment Corp. IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. +Notice of 2020 Annual Meeting of Stockholders Proxy Solicited by Board of Directors for Annual Meeting to be held on April 23, 2020 Peter J. Federico and Kenneth L. Pollack, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of AGNC Investment Corp. to be held on April 23, 2020 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2, 3 and 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) C Non-Voting Items